*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AND LICENSE AGREEMENT

BY AND AMONG

INTERNATIONAL AIDS VACCINE INITIATIVE,

CHILDREN’S RESEARCH INSTITUTE,

THE CHILDREN’S HOSPITAL OF PHILADELPHIA

AND

TARGETED GENETICS CORPORATION

DATED AS OF JANUARY 1, 2005

(continued)

*Confidential Treatment Requested.

(continued)

Page
8.2	Authorized Disclosure	49
8.3	Return of Confidential Information	49
8.4	Publications and Announcements	50

ARTICLE 9	TERM AND TERMINATION	51
9.1	Term.	51
9.2	Termination for Technical Non-Viability	51
9.3	Termination at Will	51
9.4	Termination for Cause	52
9.5	Termination for Insolvency	52
9.6	Rights on and Effect of Termination.	53
9.7	Accrued Rights	56
9.8	Survival; Expiration of Development Program	56

ARTICLE 10	INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY	56
10.1	Indemnification by IAVI	56
10.2	Indemnification by TGC	57
10.3	Indemnification by CHOP	57
10.4	Indemnification by CRI	57
10.5	Indemnification Procedure.	57
10.6	Insurance.	59
10.7	Limitation of Liability; Remedies Cumulative	59

ARTICLE 11	GOVERNING LAW; DISPUTE RESOLUTION	60
11.1	Governing Law	60
11.2	Dispute Resolution	60

ARTICLE 12	MISCELLANEOUS	60
12.1	Assignment.	60
12.2	Force Majeure	61
12.3	Further Actions	61
12.4	Governmental Approvals and Filing of Agreement	61
12.5	Notices	61
12.6	Waiver	62
12.7	Disclaimer of Agency	62
12.8	Severability	62
12.9	Entire Agreement; Amendment	63
12.10	Counterparts	63

(continued)

Page
ATTACHMENT A: DEVELOPING WORLD COUNTRIES

ATTACHMENT B: WORK PLAN

ATTACHMENT C: CLINICAL SUPPLY AGREEMENT

ATTACHMENT D: TGC ACCOUNTING DETAILS

ATTACHMENT E: TGC CONTROLLED PATENTS, CRI PATENTS AND CHOP PATENTS - RELEVANT TO PROGRAMS

ATTACHMENT F: USAID STANDARD PROVISIONS

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), effective as of January 1, 2005 (the “Effective Date”), is entered into by and among INTERNATIONAL AIDS VACCINE INITIATIVE, a not-for-profit corporation with its principal offices at 110 Williams Street, 27th Floor, New York, New York 10038 (hereinafter referred to as “IAVI”), CHILDREN’S RESEARCH INSTITUTE, a not-for-profit corporation with its principal offices at 700 Children’s Drive, Columbus, Ohio 43205 (hereinafter referred to as “CRI”), THE CHILDREN’S HOSPITAL OF PHILADELPHIA, a not-for-profit corporation with its principal offices at 34th Street & Civic Center Boulevard, Philadelphia, PA 19104 (hereinafter referred to as “CHOP”), and TARGETED GENETICS CORPORATION, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (hereinafter referred to as “TGC”). IAVI, CRI, CHOP and TGC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

1. IAVI has, as one of its principal objectives, the acceleration of development of vaccines against HIV for use and distribution in the Developing World (as defined below).

2. CRI and its personnel possess certain skills and own or have rights to certain patents, patent applications, other valuable technology and know how relating to AAV (as defined below) vector vaccine design, and may develop or acquire additional such rights.

3. CHOP and its personnel possess certain skills and own or have rights to certain patents, patent applications, other valuable technology and know how relating to AAV vector vaccine design developed by the Vaccine Designer (as defined below), and may develop or acquire additional such rights.

4. TGC possesses certain skills and owns or has rights to certain patents, patent applications, other valuable technology and know how relating to vector design, production, and purification of AAV vectors which can aid IAVI in its objectives, and may develop or acquire additional such rights.

5. IAVI, CRI and TGC had previously entered into the Initial Agreement (as defined below).

6. Since the Effective Date, the Vaccine Designer (who was previously employed by CRI) has been an employee of CHOP.

7. With effect from the Effective Date, CRI, IAVI and TGC seek to restate and replace the understandings and agreements of the Initial Agreement (as defined below) with this Agreement and CHOP wishes to join as a Party to this Agreement.

8. As set forth in this Agreement, CRI, CHOP, IAVI and TGC shall attempt to design and develop IAVI Vaccines (as defined below) for use in the Developing World that will be: (i) further designed by CHOP (with the involvement of IAVI, CRI and TGC); (ii) developed by TGC and IAVI; (iii) at least through Phase II clinical trials, manufactured and supplied by TGC exclusively to IAVI (or as directed by IAVI) subject to the terms of this Agreement; and (iv) marketed, sold and otherwise distributed in the Developing World exclusively by IAVI (and its sublicensees).

9. The Development Program (as defined below) and the other transactions contemplated by this Agreement are of mutual interest and benefit to the Parties, and will further the objectives of IAVI in a manner consistent with its status as a not-for-profit, tax-exempt, institution.

In consideration of the premises and of the mutual covenants and obligations set forth herein, the Parties hereby agree as set out below.

ARTICLE 1

DEFINITIONS

For purposes hereof, the following terms shall have the meanings specified below:

1.1 “AAV” means an adeno-associated virus composed of a viral capsid comprising three proteins known as VP1, VP2, and VP3, wherein the genome is a single strand DNA molecule of approximately 4.5kb in size, flanked by inverted terminal repeats (“ITRs”) of approximately 145bp designated ITRs.

1.2 “AAV Vector” means a recombinant AAV where the approximately 4.5kb genome has been replaced by HIV sequences of interest under the control of appropriate regulatory sequences.

1.3 “Additional Patent Rights” means all rights in, to or under any patent application or patent not under the Control of CRI, CHOP, TGC, or IAVI which are [*] for the Development, Manufacture and/or Commercialization of any IAVI Vaccine or TGC Vaccine as the case may be, by the applicable Party or Parties.

1.4 “Act” has the meaning set forth in Section 4.3.2(a).

1.5 “Affiliate” of a Party means (a) a Parent or (b) any entity at least fifty percent (50%) of the voting capital interests (or equivalent control) of which are, directly or indirectly, owned, or the voting of which is controlled, by such Party or a Parent of such Party.

1.6 “Applicable Laws” means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Government Authority and are in force as of the Initial Agreement Date or come into force during the term of the Initial Agreement or this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations or to the exercise of their respective rights under this Agreement. For purposes of this Agreement, GLP, GCP and GMP shall be deemed to be within the term “Applicable Laws.”

*Confidential Treatment Requested.

1.7 “Bankruptcy Code” shall mean the US Bankruptcy Code and any similar or equivalent laws, statutes, ordinances, codes, rules and regulations in any other country.

1.8 “CRI” has the meaning set forth in the first paragraph of this Agreement.

1.9 “CRI Know How” means all unpatented Know How, developed by or under the supervision of the Vaccine Designer, which is: (a) Controlled by CRI as of the Initial Agreement Date or during the Development Period; (b) conceived or first reduced to practice in the course of work under, or provided by CRI under, the Development Program or the Research and Development Program; and (c) which is reasonably necessary or useful for the Development, Manufacture and/or Commercialization of any IAVI Vaccine; provided, however, that, in any event, CRI Know How shall exclude any Joint Know How and Patent Rights.

1.10 “CRI Patent Rights” means Patent Rights, conceived by or conceived under the supervision of the Vaccine Designer, which claim AAV Vector compositions, methods of making AAV Vector compositions, or use of AAV Vector compositions, which Patent Rights are reasonably necessary or useful for the Development, Manufacture and/or Commercialization of any IAVI Vaccine, solely to the extent of the subject matter of such Patent Rights that: (a) are Controlled by CRI as of the Initial Agreement Date or during the Development Period; and (b) claim: (i) priority to any such Patent Rights; (ii) any invention conceived during the Development Period; in each case only to the extent of subject matter conceived, at least in part, from activities funded by IAVI under the Initial Agreement or this Agreement; or (iii) any invention disclosed to CRI, by Vaccine Designer in an invention disclosure during the Development Period, which resulted in subject matter provided by CRI under the Development Program or the Research and Development Program to the Parties that is disclosed in a patent application currently pending and not later abandoned; provided, however, that, in any event, CRI Patent Rights shall exclude any Joint Patent Rights.

1.11 “CHOP Know How” means all unpatented Know How, developed by or under the supervision of the Vaccine Designer, which is: (a) Controlled by CHOP as of the Effective Date or during the Development Period after the Effective Date; (b) conceived or first reduced to practice in the course of work under, or provided by CHOP under, the Development Program; and (c) which is reasonably necessary or useful for the Development, Manufacture and/or Commercialization of any IAVI Vaccine; provided, however, that, in any event, CHOP Know How shall exclude any Joint Know How and Patent Rights.

1.12 “CHOP Patent Rights” means Patent Rights, conceived by or conceived under the supervision of the Vaccine Designer, which claim AAV Vector compositions, methods of making AAV Vector compositions, or use of AAV Vector compositions, which Patent Rights are reasonably necessary or useful for the Development, Manufacture and/or Commercialization of any IAVI Vaccine, solely to the extent of the subject matter of such Patent Rights that: (a) are Controlled by CHOP as of the Effective Date or during the Development Period after the Effective Date; and (b) claim: (i) priority to any such Patent Rights; or (ii) any invention conceived during the Development Program; in each case only to the extent of subject matter conceived, at least in part, from activities funded by IAVI under this Agreement; provided, however, that, in any event, CHOP Patent Rights shall exclude any Joint Patent Rights.

1.13 “Clinical Supply Agreement” means the Clinical Supply Agreement dated as of December 24, 2003, by and between IAVI and TGC, a copy of which is attached as Exhibit C.

1.14 “Collaboration Payments” means the cash payments to be made by IAVI to CRI, CHOP or TGC under this Agreement, pursuant to Section 3.5.2.

1.15 “Commercial Supply Agreement” means any future agreement to supply any IAVI Vaccine (i) to be used in Phase III clinical trials or equivalent designed clinical trials if named differently outside the United States, or (ii) which has received Regulatory Approval for sale.

1.16 “Commercialize” means to distribute, sell, offer for sale, lease, license, promote, market, import, export, and with respect to TGC only to use for commercial purposes, and, subject to the terms of this Agreement, to have any of those things done.

1.17 “Confidential Information” has the meaning set forth in Section 8.1.

1.18 “Control” means, with respect to Intellectual Property, that the Party named as having control possesses the ability and right to grant a license or sublicense under such Intellectual Property to the other Party or Parties hereunder in accordance with the terms of this Agreement without violating the terms of any agreement or other arrangement with a Third Party, either due to ownership of such Intellectual Property, or otherwise.

1.19 “Develop” means to research, develop and, subject to the terms of this Agreement, to have either of those things done. For the avoidance of doubt, “Develop” does not include manufacturing development activities, but with respect to IAVI and TGC (and their sublicensees) only, “Develop” does include pre-clinical and clinical development activities.

1.20 “Developed World” means all countries in the world other than countries in the Developing World.

1.21 “Developing World” means those countries defined from time to time during the term of this Agreement by the World Bank as having “low-income economies” or “middle-income economies” (whether lower-middle or upper-middle) (or an equivalent list of countries mutually acceptable to CRI, CHOP, IAVI and TGC, if such World Bank country lists are discontinued). A list of all such countries in the Developing World as of the date of execution of this Agreement is set forth in Attachment A annexed hereto.

1.22 “Development Period” means the period beginning on the Initial Agreement Date and ending upon the last day in which funded activities are performed under the Development Program.

1.23 “Development Program” means the program and activities described in the Work Plan and Budget, including the activities of the Vaccine Designer and the Vaccine Developer thereunder, as conducted during the term of this Agreement and with the IAVI funding provided under this Agreement. Each year of the Development Program will be divided into Program Quarters.

1.24 “Development Work” has the meaning set forth in Section 3.1.

1.25  “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.26 “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.27 “FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., as amended from time to time, and any successor thereto.

1.28 “FTE” means the full time equivalent-billing rate for a Party’s employees that is agreed upon in the Work Plan and Budget for a Project Year.

1.29  “GAAP” means generally accepted accounting principles as adopted and practiced in the United States.

1.30 “GCP” means, to the extent applicable, the good clinical practices applicable in the United States (under the regulations set forth in 21 C.F.R. Subchapter A and the requirements imposed thereunder by the FDA) and in effect from time to time during the term of this Agreement, together with the equivalent or corresponding regulations and requirements in jurisdictions outside the United States.

1.31 “GLP” means, to the extent applicable, the good laboratory practices applicable in the United States (under the regulations set forth in 21 C.F.R. Subchapter A and the requirements imposed thereunder by the FDA) and in effect from time to time during the term of this Agreement, together with the equivalent or corresponding regulations and requirements in jurisdictions outside the United States.

1.32 “GMP” means, to the extent applicable, the good manufacturing practices applicable in the United States (under the regulations set forth in 21 C.F.R. Subchapter C and the requirements imposed thereunder by the FDA) and in effect from time to time during the term of this Agreement, together with the equivalent or corresponding regulations and requirements in jurisdictions outside the United States (including applicable ICH rules and guidelines, such as the International Conference on Harmonization Guidelines and Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients).

1.33 “Government Authority” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

1.34 “IAVI” has the meaning set forth in the first paragraph of this Agreement.

1.35 “IAVI Know How” means all unpatented Know How which is Controlled by IAVI and has been developed, solely or with a Third Party, by IAVI either (a) under the Development Program or (b) outside of the Development Program but during the Development Period through the use of Program Materials; and which, in each case, is reasonably necessary or useful for the Development, Manufacture and/or Commercialization of an AAV product; provided, however, that, in any event, IAVI Know How shall exclude any Joint Know How and Patent Rights.

1.36 “IAVI Patent Rights” means Patent Rights Controlled by IAVI to the extent of the subject matter of such rights that claim any invention which: (a) was conceived of during the Development Period which conception arose, at least in part, from activities conducted as part of the Development Program or through the use of Program Materials; and (b) which is reasonably necessary or useful for the Development, Manufacture and/or Commercialization of an AAV product; provided, however, that, in any event, IAVI Patent Rights shall exclude any Joint Patent Rights.

1.37 “IAVI Vaccine” means a prophylactic or therapeutic composition(s) for inducing an [*] to HIV in a person which composition(s): (a) [*] and encapsidated within an AAV capsid, (b) is developed under the Development Program or constitutes an improvement or modification thereof, including, but not limited to, [*], and (c) has been further Developed for Manufacture and Commercialization solely for the Developing World by or on behalf of IAVI (or its sublicensees).

1.38 “Indemnitee” has the meaning set forth in Section 10.5.1 of this Agreement.

1.39 “Indemnitor” has the meaning set forth in Section 10.5.1 of this Agreement.

1.40 “Intellectual Property” means any Patent Rights, Know How, and other proprietary rights of a Person in technology.

1.41 “Initial Agreement” means the Industrial Collaboration Agreement, dated February 1, 2000, as amended, by and among IAVI, CRI and TGC.

1.42 “Initial Agreement Date” means February 1, 2000.

1.43 “Insolvency Event” shall mean the occurrence of any of the following: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of a Party, (or for any lesser portion of such property, if the result of such appointment materially and adversely affects the ability of such Party to fulfill its obligations hereunder or thereunder) which appointment is not dismissed within sixty (60) days; (ii) the determination by a court or tribunal of competent jurisdiction that a Party is insolvent; (iii) the filing of a petition for relief in bankruptcy by a Party on its own behalf, or the filing of any such petition against a Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter; (iv) an assignment by a Party for the benefit of creditors; or (v) the dissolution or liquidation of a Party.

1.44 “Joint Inventions” means any invention(s) Controlled by a Party, whether patentable or not, conceived by inventors from more than one Party (or its employees, agents or consultants) during the term of this Agreement in the course of the performance by such Parties of activities under the Development Program.

*Confidential Treatment Requested.

1.45 “Joint Know How” means all unpatented Know How Controlled by a Party which is developed, created or invented by inventors from more than one Party (or its employees, agents or consultants) during the term of this Agreement in the course of the performance by such Parties of activities under the Development Program. For the purpose of clarity, no Know How developed, created or invented during the term of the Initial Agreement is Joint Know How.

1.46 “Joint Patent Rights” means Patent Rights Controlled by a Party filed on Joint Inventions; provided, however, no Patent Rights filed, conceived of or claiming priority to any invention filed during the term of the Initial Agreement is a Joint Patent Right.

1.47 “Know How” means information, data and proprietary rights of any type whatsoever (other than the Patent Rights) in any tangible or intangible form whatsoever, including, without limitation, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know how, skill, experience, test data, analytical and quality control data, stability data, results of studies, technical drawings and related copyrights, trade secrets and any other similar information.

1.48 “Lead Party” shall have the meaning set forth therefore in Section 7.3.1.

1.49 “Losses” mean, collectively, any and all losses, damages, liabilities, costs and expenses resulting from a Third Party claim, action suit or proceeding brought against an Indemnitee, including reasonable attorneys’ fees and expenses incurred by or required of any Indemnitee that arise in connection therewith.

1.50 “Manufacture” means to make, to create large scale processes for making and, subject to the terms of this Agreement, to have either of those things done.

1.51 “Marketing Approval Application” means an application to the relevant Government Authority in a country seeking required approval for the marketing and sale of a product for use in humans for prophylactic and/or therapeutic purposes. As an example, the current term for a Marketing Approval Application made to the FDA for a product such as any IAVI Vaccine is “BLA” (Biological License Application), and the term shall be applied to comparable types of applications in other nations. An initial application required for conducting clinical testing in humans (called an Investigative New Drug application “IND” in the US) would not be a Marketing Approval Application as the term is used herein.

1.52 “Net Sales” means the gross sales amount (i.e., gross invoice prices) invoiced or otherwise charged by a Party or its respective Affiliates and sublicensees for the sale or other disposition of a product to Third Parties less the following to the extent attributable to such sale or disposition of such product: (a) actual credited allowances for spoiled, damaged, outdated and returned product and for retroactive price reductions; (b) the amounts of actual trade and cash discounts and rebates (including rebates to Third Party payors), including Medicaid (and equivalent federal, state or local programs located within or outside the United Stated of America) rebates, given that were not already credited to such customers in the invoice; (c) all transportation, shipping, insurance and Third Party handling charges invoiced in accordance with industry norms, as well as sales taxes, excise taxes and import/export duties actually paid, all of the foregoing to the extent included in the gross invoiced amount; and (d) other reasonable and customary allowances and adjustments actually credited to customers, whether during a specific royalty period or not. Sales among any combination of TGC, IAVI, their respective Affiliates, and any of their respective sublicensees for resale will not be part of the Net Sales hereunder. Sales to Affiliates or sublicensees for end use will be treated for purposes of the calculation of Net Sales as if sold at the average price in the month of sale by the Party to unrelated Third Parties.

1.53 “Operational Committee” has the meaning set forth in Section 3.3.

1.54 “Outside Contractor” means any Person contracted by a Party to provide products or services, including, without limitation, clinical trials, regulatory services and manufacturing services, which are material to the performance of the Party’s responsibilities under the Agreement or which result in any work product or other information that a Party would include or might reasonably be expected to include in any document or report to be provided hereunder, including, without limitation, a Marketing Approval Application or filing for Regulatory Approval with respect to any IAVI Vaccine submitted to a Government Authority or be subject to review by a Government Authority, including, without limitation, the FDA. Without limiting the foregoing, the term “Outside Contractor” shall include any Person contracted by a Party whose acts or omissions in connection with its assumption of any obligation of a Party under this Agreement, would be imputed to, and would therefore be considered the acts or omissions of such Party pursuant to the FFDCA or by a Government Authority, including, without limitation, the FDA.

1.55 “Outside Contractor Agreement” has the meaning set forth in Section 3.7.

1.56 “Parent” of a Party means any entity that, directly or indirectly, owns or controls the voting of at least fifty percent (50%) of the voting capital interests (or equivalent control) of such Party.

1.57 “Patent Rights” means all rights in, to or under any patents or patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any reissue, re-examination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.58 “Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company or other legal entity.

1.59 “Program Management Committee” shall mean the committee established as the “Program Management Committee” pursuant to the Initial Agreement.

1.60 “Program Materials” means all product specific reagents, vectors, vaccines and other materials Controlled by a Party and developed in the course of the performance of activities under the Development Program or the Research and Development Program.

1.61 “Program Quarters” means four calendar quarters of three months each.

1.62 “Project Year” means the applicable twelve (12) month period or such other period agreed upon in the corresponding Work Plan and Budget, beginning on the first day of the calendar year in which this Agreement is executed, or on any anniversary thereof.

1.63 “Public Sector” means governmental health agencies of the Developing World and shall also include IAVI, the World Health Organization, UNICEF and other non-profit agencies, to the extent, as to each of the foregoing, that it purchases, uses, imports or manufactures any IAVI Vaccine for delivery and/or sale on a non-profit basis solely for use within the Developing World.

1.64 “Qualified Terminating Party” shall mean: (i) with respect to a breach by IAVI or the occurrence of an Insolvency Event with respect to IAVI, only TGC; (ii) with respect to a breach by TGC or the occurrence of an Insolvency Event with respect to TGC, only IAVI; and (iii) with respect to a breach by CRI or CHOP or the occurrence of an Insolvency Event with respect to CHOP, either TGC or IAVI.

1.65 “Reasonable Efforts” means, with respect to the efforts to be expended by any Person with respect to any objective or obligation, such reasonable, diligent, good faith efforts to accomplish such objective or obligation as would normally be used in the biopharmaceutical industry or by a non-profit research institution, as the case may be, to accomplish a similar objective or meet a similar obligation under similar circumstances. With respect to any objective or obligation relating to the Commercialization, or relating to obtaining Regulatory Approval, of a product by any Person, “Reasonable Efforts” means such efforts and resources as would normally be used by a Person in the biopharmaceutical industry or a non-profit research institution, as the case may be, similarly situated to the applicable Party, and with respect to a similarly situated product which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of target indications, safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors. IAVI shall be considered a non-profit research institution for purposes of this definition.

1.66 “Regulatory Approval” means, with respect to a nation or, where applicable, a multinational jurisdiction, any approvals, licenses, registrations or authorizations necessary for the manufacture, clinical trials, marketing and/or sale (as applicable in a given case) of any IAVI Vaccine or TGC Vaccine (to the extent TGC has either control over or rights to use a regulatory filing for such TGC Vaccine) in such nation or such jurisdiction, and for the avoidance of doubt, shall include any such approval, license, registration or authorization granted pursuant to a Marketing Approval Application.

1.67 “Research and Development Program” has the meaning given to it in the Initial Agreement.

1.68 “Responsible Executives” has the meaning set forth in Section 11.2.

1.69 “Shares” has the meaning set forth in Section 4.3.2.

1.70  “TGC” has the meaning set forth in the first paragraph of this Agreement.

1.71 “TGC Accounting Method” shall mean the accounting method set forth in Attachment D and further described in Section 3.5.5, which method shall not be modified without the prior written consent of TGC and IAVI.

1.72 “TGC anti-HIV Vaccine” means a prophylactic or therapeutic composition(s) for [*] to HIV in a person which composition(s): (a) [*] and encapsidated within an AAV capsid, (b) is the [*] or constitutes a modification of the [*], including, but not limited to, any [*] and (c) is licensed, offered for sale, lease, distribution, import or use by or for TGC (or TGC’s sublicensees or collaborators) in the Developed World. [*].

1.73 “TGC Controlled anti-HIV Vaccine” means a prophylactic or therapeutic composition(s) for inducing an [*] to HIV in a person, which comprises an [*] and encapsidated within an AAV capsid, which was developed by TGC alone or in collaboration with a Third Party and with respect to which TGC [*] for the Development and Manufacture, and the [*] for the Commercialization, of such composition(s).

1.74 “TGC HIV Royalty” shall mean an amount equal to:

(i)  [*] percent ([*]%) of (a) TGC Non-Royalty Revenue with respect to any TGC anti-HIV Vaccine minus (b) any payments to Third Parties incurred by TGC for [*]for the Development, Manufacture and/or Commercialization of such TGC anti-HIV Vaccine; plus

(ii)  [*] percent ([*]%) of TGC Royalty Revenue with respect to any TGC anti-HIV Vaccine.

For example, the TGC HIV Royalty under (ii) above for any TGC anti-HIV Vaccine would be calculated as follows for the following hypothetical scenario:

•
TGC receives [*] percent ([*]%) (non-manufacturing royalty) of partner net sales of TGC anti-HIV Vaccine and has to pay [*] percent ([*]%) of net sales in licensing costs for required [*]. This example assumes that the partner markets the product and pays all sales and marketing costs and that TGC manufactures the product and is reimbursed for such cost by partner.

•	net sales by the partner are $[*] million.

•	$[*] million multiplied by [*] equals $[*] million to TGC.

•	$[*] million minus $[*] million ([*] percent ([*]%)[*]) equals $[*] million to TGC.

•	IAVI would receive [*] percent ([*]%) of $[*] million or $[*] million from TGC.

1.75 “TGC Know How” means all unpatented Know How which is owned solely or partly by TGC as of the Initial Agreement Date or during the Development Period and which is [*] for the Development, Manufacture and/or Commercialization of any IAVI Vaccine; provided, however, that, in any event, TGC Know How shall exclude any Joint Know How and Patent Rights.

*Confidential Treatment Requested.

1.76 “TGC Licensed Know How” means all unpatented Know How which is Controlled (but not owned) by TGC as of the Initial Agreement Date or during the Development Period as a result of being licensed to TGC by a Third Party and which is [*] for the Development, Manufacture and/or Commercialization of any IAVI Vaccine; provided, however, that, in any event, TGC Licensed Know How shall exclude any Joint Know How and Patent Rights.

1.77 “TGC Licensed Patent Rights” means all Patent Rights to the extent of the subject matter of such rights which claim AAV Vector compositions, methods of making AAV Vector compositions, or use of AAV Vector compositions, to the extent Controlled (but not owned) by TGC as a result of being licensed to TGC by a Third Party Licensor under one or more Third Party Agreements, and all improvements to any of the foregoing; provided, however, that, in any event, TGC Licensed Patent Rights shall exclude any Joint Patent Rights.

1.78 “TGC Non-Royalty Revenue” means all licensing fees and milestones actually received by TGC from any licensee or sublicensee or a collaborative, funding or marketing partner for the Development, Manufacture and/or Commercialization of one or more TGC anti-HIV Vaccines (regardless of how such licensing fees or milestones may be characterized). TGC Non-Royalty Revenue does not include (i) revenue received from a collaborative, funding or marketing partner by way of reimbursement of actual development costs in the course of such collaboration or marketing agreement; (ii) reimbursements for out-of-pocket costs or expenses; (iii) amounts received for the manufacture or supply of products or materials by TGC; (iv) reimbursement of expenses associated with commercial sale of the product; (v) market value of equity or debt (i.e., excluding any premium paid on equity or discount received on debt) purchased by such collaborative, funding or marketing partner or other amounts received for loans or financing; (vi) amounts received with respect to products other than [*]; or (vii) TGC Royalty Revenue.

1.79 “TGC Other Royalty” shall mean an amount equal to [*] percent ([*]%) of (a) TGC Royalty Revenue received by TGC minus (b) any payments to Third Parties incurred by TGC for [*] required for the Development, Manufacture and/or Commercialization of such TGC Other Vaccine.

1.80 “TGC Other Vaccine” means any TGC Vaccine other than a TGC anti-HIV Vaccine, including, but not limited to, any TGC Controlled anti-HIV Vaccine and any TGC Partnered anti-HIV Vaccine.

1.81 “TGC Partnered anti-HIV Vaccines” means a prophylactic or therapeutic composition(s) for [*] to HIV in a person, which [*]and encapsidated within an AAV capsid, which was developed by TGC alone or in collaboration with a Third Party and with respect to which TGC does not Control, the Intellectual Property necessary for the Development and Manufacture, and the rights necessary for the Commercialization of such composition(s).

1.82 “TGC Patent Rights” means all Patent Rights Controlled by TGC to the extent of the subject matter of such rights which claim AAV Vector compositions, methods of making AAV Vector compositions, or use of AAV Vector compositions solely to the extent that such rights are owned, but not in-licensed, solely or jointly by TGC as of the Initial Agreement Date, or claim priority to any such Patent Rights, or claim any invention conceived during the Development Period which conception arose, at least in part, from activities funded by IAVI under the Initial Agreement or this Agreement, and all improvements to any of the foregoing; provided, however, that, in any event, TGC Patent Rights shall exclude any Joint Patent Rights.

*Confidential Treatment Requested.

1.83 “TGC Regulatory Documents” means the Biologics Master File and all other documents filed or required to be filed or otherwise submitted by TGC, by TGC on IAVI’s behalf or by IAVI upon receipt from TGC, to the FDA or other similar governmental agency or authority in connection with obtaining Regulatory Approval of any IAVI Vaccine by TGC.

1.84 “TGC Royalty Revenue” means revenue received by TGC or any of its Affiliates from the sale of TGC anti-HIV Vaccine or TGC Other Vaccine (as applicable) whether such revenue is received in the form of a royalty or profit share from a sublicensee and/or Development, Manufacture and/or Commercialization partner or from Net Sales of TGC anti-HIV Vaccine or TGC Other Vaccine (as applicable) by TGC and its Affiliates, minus: (i) all cost of goods incurred by TGC, and not reimbursed by partner, associated with manufacturing for commercial sale such product; (ii) Third Party payments incurred by TGC, and not reimbursed by partner, for licensing of Third Party Intellectual Property required for the Development, Manufacture and/or Commercialization of such product; (iii) all sales, marketing and administrative costs incurred by TGC, and not reimbursed by a partner, associated with selling such product; and (iv) research and development costs incurred by TGC, and not reimbursed, by partner, to develop such product.

1.85 “TGC Vaccine” means a prophylactic or therapeutic composition(s) for inducing an immune response to a pathogen in a person, which composition(s) is intended for use to prevent or delay progression of disease where such composition(s) is covered by or utilizes any Joint Know How, Joint Patent Rights, or utilizes any TGC Know How or TGC Patent Right developed solely by TGC as a result of its activities under this Agreement or the Initial Agreement and is comprised of an antigen or antigens of the pathogen flanked by AAV ITRs and encapsidated within an AAV capsid. [*].

1.86 “Third Party” means any Person other than a Party or any Affiliate of a Party.

1.87 “Third Party Licensor” means the licensor of the TGC Licensed Patent Rights to TGC.

1.88 “Third Party Agreements” means any agreement between TGC and a Third Party Licensor for the license to TGC of the TGC Licensed Patent Rights.

1.89 “USAID” means the United States Agency for International Development, or any successor federal agency.

1.90 “Vaccine Designer” means Dr. Philip R. Johnson or a replacement mutually acceptable to the Parties.

1.91 “Vaccine Developer” means the Party or Parties (a) performing activities under this Agreement for the construction and composition of the AAV Vectors comprising the HIV antigens and the methods of making and purifying the vectors, (b) conducting or managing clinical trials of any IAVI Vaccine, or (c) contributing relevant experience in preclinical testing and evaluation of, and obtaining Regulatory Approvals for, any IAVI Vaccine and for the manufacture of any IAVI Vaccine.

*Confidential Treatment Requested.

1.92 “Work Plan and Budget” means the set of tasks, procedures, protocols, standards, budgets, and target time frames regarding development of any IAVI Vaccine set forth in Attachment B hereto, and any additional work plans and budgets for development of any IAVI Vaccine hereunder for subsequent Project Years agreed to in writing by CRI, CHOP, IAVI and TGC from time to time during the term of, and in accordance with, this Agreement.

ARTICLE 2

SCOPE OF COLLABORATION

2.1 Scope of Collaboration. The Parties agree to continue to cooperate in good faith under this Agreement in an attempt to continue to effectively and efficiently develop safe, effective, cost effective and accessible IAVI Vaccine(s) to prevent or slow the progression of AIDS. To achieve this goal, CRI, IAVI and TGC wish to restate and replace the Initial Agreement as set forth herein, CHOP wishes to become a Party to this Agreement and the Parties wish to provide for the following as set forth in the terms of this Agreement:

(a) the joint development of one or more IAVI Vaccines;

(b) the manufacture of such IAVI Vaccines by TGC for use in preclinical, Phase I and Phase II clinical trials;

(c) the sale, lease, distribution, import or use of IAVI Vaccines by IAVI in the Developing World;

(d) the granting of licenses to all four (4) Parties as set forth herein; and

(e) the sale, lease, distribution, import or use of TGC anti-HIV Vaccines by TGC in the Developed World.

2.2 Operation of Collaboration. For purposes thereof, certain Parties have established and/or shall establish various committees as set forth in Article 3 of this Agreement to oversee the development of one or more IAVI Vaccines, and each Party shall, subject to the terms and conditions set forth in Article 8, provide (or cause its Affiliates to provide) to any relevant Committee any reasonably necessary Confidential Information Controlled by such Party and such other information, that such Party is able to provide, as may be reasonably required for the Parties to operate effectively and efficiently under this Agreement.

2.3 Diligence and Compliance with Law. Subject to the terms of this Agreement, each Party shall use Reasonable Efforts to fulfill all responsibilities assigned to it under this Agreement and the then-applicable Work Plan and Budget. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all Applicable Laws as applicable. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law. Without limiting the foregoing, no Party shall be obligated to export any IAVI Vaccine or any other technology or Intellectual Property licensed hereunder to any country which is at the relevant time under a trade embargo imposed by U.S. law or regulation if such export would constitute or facilitate any violation of such embargo or restriction; provided, however, that IAVI may, at its own risk and expense, apply for (for itself and for TGC, to the extent applicable to the transactions under this Agreement) an exemption, export license, or other governmental authorization removing all such embargoes and restrictions as to any one or more countries in the Developing World with respect to such export of one or more IAVI Vaccines or any other technology or Intellectual Property licensed hereunder. If IAVI so requests, CRI, CHOP and TGC will make available reasonable assistance to IAVI, at IAVI’s cost, in support of its application for any such exemption, license or authorization.

2.4 Personnel and Resources. Each Party agrees to use Reasonable Efforts to commit the personnel, facilities, expertise and other resources necessary to perform its obligations under this Agreement, and to perform its obligations under this Agreement in accordance with its terms; provided, however, that no Party warrants that the collaboration hereunder will achieve any of the research or commercial objectives contemplated by the Parties.

2.5 Further Assurances. Upon the terms and subject to the conditions hereof, each of the Parties will use all Reasonable Efforts to take, or cause to be taken, all actions necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 3

RESEARCH AND DEVELOPMENT PROGRAM

3.1 Work Plan and Budget. In accordance with the terms and conditions set forth below, the Research and Development Program has been and the Development Program will be conducted by or on behalf of CRI, CHOP, IAVI and TGC pursuant to a Work Plan and Budget (the activities described thereunder being the “Development Work”), with the Work Plan and Budget in effect as of the Effective Date being attached hereto as Attachment B.

3.2 Program Management Committee.

3.2.1 CRI, IAVI and TGC have previously established a Program Management Committee pursuant to the Initial Agreement. That Program Management Committee will continue to operate and be maintained throughout the period of the Development Program as set forth in this Agreement, except that, the Program Management Committee under this Agreement shall consist of three (3) members, one (1) appointed by each of CHOP, IAVI and TGC, and shall be chaired by the member appointed by IAVI. Each of those Parties shall have the right to change its members on the Program Management Committee upon written notice to those other Parties. The Program Management Committee shall:

(a) Approve the Development Program, including, without limitation, go/no-go criteria, timelines and responsibilities;

(b) Approve a Work Plan and Budget for each Project Year;

(c) Monitor and make recommendations regarding the performance of the Parties under the Development Program and the conduct of the Development Program;

(d) Be responsible for regular coordination and monitoring of activities hereunder;

(e) Comment and advise on each Party’s regulatory strategies relating to the IAVI Vaccines; and

(f) Approve any modifications, including increases or decreases in the size, scope or costs of the Work Plan and Budget during the Project Year that should be incorporated into the Development Program.

3.2.2 Subject to Section 3.2.3 and 3.2.6, the Program Management Committee shall only act through the unanimous consent of its members. Meetings of the Program Management Committee will be held at the reasonable call of any member or CRI, upon at least five days prior notice to the others. Members of the Program Management Committee may attend a meeting of the Program Management Committee either in person or by telephone conference call, but not by proxy. The Program Management Committee may take action at meetings in which all members are in attendance or by a signed unanimous written consent in lieu of a meeting. In the event of a deadlock vote regarding a matter before the Program Management Committee, the Responsible Executives of each of CHOP, IAVI and TGC shall meet to resolve the matter in accordance with the procedures set out in Section 11.2.

3.2.3 CRI shall have the right to participate as a non-voting member in discussions of the Program Management Committee or the Operational Committee regarding reviewing the content of the Work Plan and Budget for the following Project Year. If any decision of the Program Management Committee or the Operational Committee directly relates to the rights or obligations of CRI under this Agreement, CRI shall be included as a voting member and the Program Management Committee or the Operational Committee shall only act through the unanimous consent of its members and an appointed representative of CRI. The Program Management Committee or the Operational Committee will give CRI’s representative at least five days prior notice of the meeting at which such decision will be discussed. CRI’s representative may attend that meeting either in person or by telephone conference call, but not by proxy. The Program Management Committee or the Operational Committee may take action with respect to any such decision at meetings in which all members and the CRI representative are in attendance or by a signed unanimous written consent in lieu of a meeting. In the event of a deadlock vote regarding any such decision, the Responsible Executives of each of CRI, CHOP, IAVI and TGC shall meet to resolve the matter in accordance with the procedures set out in Section 11.2. CRI shall have the right to change its representative upon written notice to the other Parties.

3.2.4 Notwithstanding the foregoing and to the extent not materially and adversely affecting CRI or CHOP, only IAVI and TGC members of the Program Management Committee shall vote on matters related to the methods of making and purifying IAVI Vaccines, clinical trials, Regulatory Approvals and Marketing Approval Applications for IAVI Vaccines, any Manufacture and/or Commercialization of any IAVI Vaccine and any other responsibilities designated in an applicable Work Plan and Budget as the responsibility of the Vaccine Developer. Accordingly, with respect to any of the foregoing matters, the Program Management Committee shall be entitled to act, and may only act, through the consent of both the IAVI member and the TGC member.

3.2.5 The Program Management Committee shall approve the Work Plan and Budget for each year and such approval shall be documented by written approval of the Program Management Committee member from each of CHOP, IAVI and TGC. Written approval from each of CHOP, IAVI and TGC (either from the Program Committee Member or a designee) shall be required from time to time throughout each year to approve any changes to the Work Plan or Budget. If a change to the Work Plan or Budget is (a) an increase to any item (other than capital equipment) that does not exceed the greater of US$[*] and [*]% of the budgeted cost of that item, or (b) a new activity or item (other than capital equipment), the cost of which does not exceed US$[*], then in each case, the necessary approvals can be given by email from the Program Committee Member or a designee.

3.2.6 Notwithstanding anything to the contrary, any part, or any change to a part, of a Work Plan and Budget that assigns any Development Work to CRI must be discussed with and approved in a timely manner in writing by CRI’s representative.

3.2.7 The Program Management Committee may appoint individuals to serve as representatives on subcommittees to assist the Program Management Committee with respect to any particular area required for any IAVI Vaccine development under the Development Program, including, for example, product manufacturing, quality control and assurance, preclinical studies design, implementation and evaluation, clinical protocols design, implementation and evaluation, and regulatory affairs.

3.3 Operational Committee. IAVI, CHOP and TGC will each appoint representatives to an operational committee (the “Operational Committee”), which will oversee the operational, research and development aspects of the design, production and distribution of any IAVI Vaccine and will be subject to oversight by the Program Management Committee. The Operational Committee will meet quarterly, or more frequently if mutually agreed, and will report to the Program Management Committee. The Project Management Committee shall determine the number and required qualifications of representatives to the Operational Committee and each of IAVI, CHOP and TGC will appoint their respective initial representatives to the Operational Committee promptly thereafter. Subject to Section 3.2.3 and 3.2.6, all actions taken and decisions made by the Operational Committee shall require a vote by members of the Operational Committee, which vote will constitute a recommendation to, and must be approved by, the Program Management Committee in order to be effective. Notwithstanding the foregoing, only IAVI and TGC members of the Operational Committee shall be permitted to vote on matters related to the methods of making and purifying IAVI Vaccines, clinical trials, Regulatory Approvals and Marketing Approval Applications for any IAVI Vaccine, any Manufacture and/or Commercialization of any IAVI Vaccine and any other responsibilities designated in an applicable Work Plan and Budget as the responsibility of the Vaccine Developer, to the extent not materially and adversely affecting CRI or CHOP. Accordingly, with respect to any of the foregoing matters, the Operational Committee shall be entitled to act, and may only act, through the consent of both the IAVI members and the TGC members. Members of the Operational Committee may attend a meeting of the Operational Committee either in person or by telephone conference call, but not by proxy. Each of IAVI, CHOP and TGC may change any of its appointments to the Operational Committee at any time upon giving written notice to the other relevant Parties.

*Confidential Treatment Requested.

3.4 Development Responsibilities of the Parties.

3.4.1 TGC shall:

(i) Perform the Development Work assigned to TGC in the Work Plan and Budget in accordance with the Work Plan and Budget and all Applicable Laws, and shall use Reasonable Efforts to perform such Development Work within the applicable time frames designated therein;

(ii) Consult with and provide IAVI with quarterly reports concerning the progress of the research and development conducted by TGC as part of the Development Program;

(iii) Provide IAVI with such samples of Program Materials as may be requested by IAVI from time to time, however, such Program Materials provided by TGC shall not be disclosed or utilized in any experiments by IAVI or sent to any Third Party without the prior written permission of TGC (not to be unreasonably withheld) unless disclosed or utilized in accordance with Sections 5.2.5 or 5.2.6;

(iv) Upon IAVI’s or an Outside Contractor’s written request for additional documentation containing any Joint Know How or TGC Know How to answer a request made by a regulatory authority in connection with a Regulatory Approval, provide such documentation subject to the conditions of Article 8;

(v) Upon IAVI’s reasonable request, consult with IAVI and its authorized representatives concerning TGC progress and developments in connection with the Development Program;

(vi) Make available to IAVI such supplies of any IAVI Vaccine, as contemplated in the Work Plan, as may be reasonably required to meet research and pre-clinical objectives under the Development Program to develop any IAVI Vaccine; and

(vii) Pursuant to and in accordance with the terms of the Clinical Supply Agreement, manufacture or have manufactured under GMP conditions all IAVI Vaccines required by IAVI for use in clinical trials up through Phase II, and provide such IAVI Vaccines to IAVI in a form as reasonably requested by IAVI for use in such clinical trials.

3.4.2 CRI and CHOP shall:

(i) Have all research conducted by CHOP or CRI in connection with the Development Program be supervised by Dr. Philip R. Johnson who, by his signature below, agrees to perform such services;

(ii) Perform the Development Work assigned to CRI or CHOP respectively in the Work Plan and Budget in accordance with the Work Plan and Budget and all Applicable Laws, and shall use Reasonable Efforts to perform such Development Work within the applicable time frames designated therein;

(iii) Consult with and provide IAVI and TGC and their authorized representatives with quarterly reports concerning the progress of the research and development conducted by CRI or CHOP respectively as part of the Development Program, and such samples of Program Materials paid for by IAVI, as may be requested by IAVI from time to time, however, such Program Materials provided by CRI or CHOP shall not be disclosed or utilized in any experiments by IAVI or sent to any Third Party without the prior written permission of TGC, and CRI or CHOP (as applicable), (in each case, not to be unreasonably withheld) unless disclosed or utilized in accordance with Sections 5.2.5 or 5.2.6; and

(iv) Upon IAVI’s or an Outside Contractor’s written request for additional documentation containing any Joint Know How, CRI Know How or CHOP Know How to answer a request made by a regulatory authority in connection with a Regulatory Approval, provide such documentation subject to the conditions of Article 8.

3.4.3 IAVI shall:

(i) Fund the Development Work described in the Work Plan and Budget;

(ii) Perform the Development Work assigned to IAVI in the Work Plan and Budget in accordance with the Work Plan and Budget and all Applicable Laws, and shall use Reasonable Efforts to perform such Development Work within the applicable time frames designated therein;

(iii)  Use Reasonable Efforts to conduct such clinical trials as may be reasonably necessary to obtain Regulatory Approvals and Marketing Approval Applications required to market and sell, in bulk or finished pharmaceutical form, as appropriate, any IAVI Vaccine in those countries of the Developing World (as may be determined by IAVI); and to cooperate with TGC, at TGC’s cost, to assist TGC in its efforts to find a collaborative partner for the development, marketing and distribution of a TGC anti-HIV Vaccine; and

(iv) Comply with all Applicable Laws in the performance of its obligations under the Development Program, including applicable legal and contractual requirements and restrictions relating to any of its funding sources for monies used to fund the Development Program.

3.4.4 Each of CRI, CHOP, IAVI and TGC may appoint one or more advisory committees with respect to this Agreement and the conduct of the Development Program, including outside experts. Each of those Parties will take into reasonable account the views of the other of those Parties concerning the members of such committee(s), and, where reasonably so instructed by one of those Parties, each of CRI, CHOP, IAVI and TGC agrees to prevent the disclosure of any Confidential Information of the instructing Party to specific members of such committee(s).

3.4.5 CHOP agrees to notify TGC, CRI and IAVI promptly in the event that, for any reason, Dr. Johnson is unable or unwilling to continue to supervise CHOP’s activities under the Development Program. In such event, CHOP will within fourteen (14) days nominate a successor at CHOP, subject to the approval of TGC and IAVI, which approval shall not be unreasonably withheld or delayed. If CHOP, IAVI and TGC are unable to agree upon a successor at CHOP acceptable to TGC and IAVI within thirty (30) days from the date Dr. Johnson ceases to supervise CHOP’s activities under the Development Program, IAVI may terminate CHOP’s participation in the Development Program under this Agreement immediately upon written notice to CHOP (without affecting TGC’s continued participation hereunder). In the event that CHOP’s participation in the Development Program is terminated as set forth in the previous sentence, Section 9.6.5 shall apply and TGC and IAVI shall determine a replacement Vaccine Designer. The foregoing provisions shall apply to any replacement or successor to Dr. Johnson selected by IAVI, CHOP and TGC in accordance with the terms of this Agreement.

3.5 Development Program Funding.

3.5.1 The Work Plan and Budget as of the Effective Date is attached hereto as Attachment B and describes CRI’s, CHOP’s and TGC’s respective work for the current Project Year of the Development Program. On or before the end of the ninth month of each Project Year, CRI, CHOP and TGC will jointly prepare and provide in draft form to IAVI a proposed Work Plan and Budget for the next Project Year, containing a statement of CRI’s, CHOP’s and TGC’s work for next Project Year and of the amounts of budgeted Collaboration Payments to be made with respect to that Project Year. CHOP, IAVI and TGC (and CRI with respect to any part of the Work Plan and Budget that assigns any Development Work to CRI) will work in good faith to agree on the final, written Work Plan and Budget for the next Project Year on or before the end of the eleventh month of each Project Year. All Work Plan and Budgets will take into account the progress made to that time in the course of the Development Program, and none of CHOP, IAVI or TGC (nor CRI with respect to any part of the Work Plan and Budget that assigns any Development Work to CRI) will unreasonably withhold or delay its agreement to any such Work Plan and Budget.

3.5.2 IAVI agrees to pay CRI, CHOP and/or TGC the quarterly Collaboration Payments set forth in the applicable Work Plan and Budget. [*] of the Collaboration Payments due and payable for a Program Quarter, estimated based on the applicable Work Plan and Budget, will be paid by IAVI to CRI, CHOP and TGC on or before the first day of such Program Quarter. The remainder of the Collaboration Payments for such Program Quarter will be due and payable within thirty (30) days of receipt of each respective invoice from CRI, CHOP and TGC for the actual services rendered or any costs incurred by each of CRI, CHOP and TGC (net of the Collaboration Payments already made for such Program Quarter) with respect to the concluded Program Quarter, which invoice must be accompanied by an activity-based expenditure report in such form as may be reasonably acceptable to IAVI. Each such invoice will be paid by IAVI to CRI, CHOP and TGC respectively (and each invoice shall be separately payable regardless of whether or not any other invoice has been properly submitted). If, during any Project Year, the Program Management Committee (and CRI, if Sections 3.2.3 or 3.2.6 apply) recommends and IAVI agrees to modify or otherwise change the activities to be conducted by CRI, CHOP or TGC, or the amount budgeted for activities previously approved, the budget for funding to CRI, CHOP or TGC for that Project Year (and corresponding Collaboration Payments due) will be revised to reflect any adjustment in the estimated expenses for such Project Year as a result of the modified or otherwise changed activities or budget. IAVI shall not be responsible for paying any amounts incurred resulting from changes that were not approved as provided for in the foregoing sentence.

*Confidential Treatment Requested.

3.5.3 In the event that the Work Plan and Budget for any Project Year has not been agreed upon by one month before the start of such Project Year, the Responsible Executives of each of CHOP, IAVI and TGC (and CRI if Sections 3.2.3 or 3.2.6 apply) shall meet to resolve the matter. In the interim, subject to the limitations set forth in Section 3.5.2, pending agreement on the applicable Work Plan and Budget, IAVI will provide funding payments for such Project Year quarterly at the times provided in Section 3.5.2 in amounts sufficient to fund the activities ongoing from the just-ended Project Year, as approved by the Program Management Committee under an interim, short-term Work Plan and Budget for the Development Program. Absent an approved final, interim or short-term Work Plan and Budget, no Party shall have any obligation to perform or fund any Development Program activities during a Project Year for which a Work Plan and Budget has not been agreed.

3.5.4 Subject to the provisions contained in this Section 3.5.4, IAVI may terminate the Development Program with respect to any reasonably separable portions of the Work Plan and Budget by giving at least ninety (90) days written notice to CRI, CHOP and TGC. In such event, any decreases in CRI’s, CHOP’s or TGC’s activities and obligations to perform Development Work shall be matched by a corresponding decrease in funding amounts under the Work Plan and Budget; provided, however, that, unless otherwise agreed, any such decrease in a Work Plan and Budget shall not take effect any earlier than ninety (90) days after notification of the decrease to CRI, CHOP and TGC and provided, further that IAVI will be required to pay CRI, CHOP and/or TGC the budgeted FTE and actual non-labor costs and any non-cancelable obligations incurred in good faith, in each case only to the extent actually incurred by CRI, CHOP and/or TGC in accordance with the Work Plan and Budget and not transferred to another comparable revenue generating project under the Work Plan and Budget during the ninety (90) day period.

3.5.5 TGC Accounting Method. The amount of Collaboration Payments required to be paid to TGC with respect to a Project Year will be prepared and agreed in accordance with the provision of this Agreement for the determination of the Work Plan and Budget for a Project Year, on the basis of the “TGC Accounting Method”, which includes a negotiated fixed FTE and manufacturing rate.

3.5.6 USAID Requirements. CRI, CHOP and TGC acknowledge and agree that IAVI will utilize monies originating from the USAID to fund, in whole or in part, any Work Plan and Budget, where such Work Plan and Budget provides for such funding through IAVI in writing. If utilized such USAID monies shall fund, on a best efforts basis, efforts at TGC, as described in the appropriate Work Plan and Budget. Such budget related to the TGC efforts in a Work Plan and Budget shall be calculated based on arms length negotiated FTE and manufacturing fixed unit rates. Any funding required under a Work Plan and Budget which exceeds the funding allowable under IAVI’s USAID grant or co-operative agreement shall be provided by IAVI from funding sources other than the U.S. government. If IAVI utilizes monies originating from USAID to fund any activities or expenses under a Work Plan and Budget the USAID Standard Provisions included in Attachment F to this Agreement will be incorporated into that Work Plan and Budget by reference. IAVI represents and warrants that, as of the date of execution of this Agreement, aside from the USAID Standard Provisions, there are, and have been, no other rules, regulations or grant requirements that the other Parties must comply with as a result of IAVI funding any activities or expenses under this Agreement or the Initial Agreement with monies from any external funding source. IAVI shall disclose in writing all rules, regulations or grant requirements (“Requirements”) that the other Parties must comply with as a result of IAVI funding any activities or expenses under this Agreement with monies from any other external funding source. The Parties shall have no obligation to comply with such Requirements until they receive such notice and agree in writing to receive such funds.

3.5.7 IAVI shall comply with the terms of any grant or co-operative agreement (from USAID or any other external funding source) used by IAVI to fund any activities or expenses under this Agreement.

3.5.8 IAVI will bear all costs and expenses incurred by IAVI in performance of IAVI’s responsibilities under the Development Program.

3.6 Reports; Inspection. Each Party shall maintain, and shall use Reasonable Efforts to cause its Outside Contractors to maintain, accurate and complete records of all Development Work and all results of any trials, studies and other investigations conducted under this Agreement by or on behalf of such Party, its Affiliates and Outside Contractors, as applicable. A Party, or such Party’s authorized representatives, may visit those portions of the facilities of the other Parties or their Outside Contractors (and the contracting Party shall use Reasonable Efforts to ensure that such visits are permitted under the agreement with Outside Contractor) where Development Work is being performed during normal business hours upon reasonable prior notice without undue interruption to normal business operations, and provided that such requests for visits are not otherwise unreasonable and are conducted on a confidential basis.

3.7 Subcontracting of Development Work. Each of CHOP, IAVI and TGC may contract with one or more Outside Contractors to perform any or all of its obligations under the Development Program, provided that (i) except as otherwise agreed to by the Program Management Committee, each Outside Contractor shall be subject to the approval of each of CHOP, IAVI and TGC for the proposed work, such approval not to be unreasonably withheld or delayed, (ii) the contracting Party permits those other Parties upon their request to review and comment on, and uses Reasonable Efforts to incorporate the reasonable comments of those other Parties in, the drafts of the respective agreements engaging the Outside Contractors (each an “Outside Contractor Agreement”) and (iii) the contracting Party provides those other Parties upon their request with a true and accurate copy of each such Outside Contractor Agreement promptly after execution thereof. TGC and CHOP agree that IAVI may seek to enforce TGC or CHOP’s remedies under any such Outside Contractor Agreement directly against such Outside Contractor without first exhausting its remedies against TGC or CHOP if the Outside Contractor breaches such Outside Contractor Agreement so as to cause TGC or CHOP to breach this Agreement and IAVI shall have the right, but not the obligation to cure any default of TGC or CHOP under the applicable Outside Contractor Agreement even if TGC or CHOP terminates or rejects such agreement; provided, however, that if IAVI shall seek to exercise such remedies, TGC or CHOP shall remain primarily liable and obligated to IAVI under all provisions of this Agreement. CHOP, IAVI and TGC agree to use Reasonable Efforts to include in each Outside Contractor Agreement the following provisions: (a) a prohibition against sublicensing by such Outside Contractor of any Intellectual Property licensed to the contracting Party under this Agreement which is licensed to such Outside Contractor by TGC, CHOP or IAVI (which license shall be for the sole purpose of allowing the Outside Contractor to perform its obligations under the Outside Contractor Agreement); (b) if TGC is required to provide such Outside Contractor any IAVI Vaccine, a prohibition against the sale or distribution by such Outside Contractor of such IAVI Vaccine to any Third Party; (c) unless prohibited by law, an assignment to the appropriate Party of the rights to all Intellectual Property, including all patents and patent applications, developed by such Outside Contractor in the course of performing the Outside Contractor Agreement and if such an assignment is prohibited by law, an exclusive license transferable for the benefit of the appropriate Parties as required herein; (d) an express disclaimer that other than as required to perform the Outside Contractor Agreement, no right, title or license is provided to the Outside Contractor, including for manufacturing, having manufactured, supplying, using or selling any product which uses [*] proteins for a therapeutic or prophylactic effect and which is derived from or embodies, in whole or in part, any Intellectual Property of a Party; (e) in the event IAVI is named as a third party beneficiary or executes such contract, an acknowledgement that IAVI may enforce TGC’s and CHOP’s rights and remedies under such Outside Contractor Agreement, as set forth in the previous sentence of this Section 3.7; and (f) a right for any such Party to terminate such Outside Contractor Agreement in the event of a breach of the terms set forth in any of (a)-(e) above.

3.8 Approval Applications and Regulatory Approvals For Manufacturing and Clinical Trials.

3.8.1 TGC Regulatory Approvals. TGC shall consult in good faith with IAVI with respect to all Regulatory Approval filings and TGC shall use Reasonable Efforts to obtain and with appropriate assistance from IAVI maintain all clinical trial and manufacturing-related Regulatory Approval filings necessary for any IAVI Vaccine to be supplied to IAVI under this Agreement or the Clinical Supply Agreement, in the form agreed by CHOP, IAVI and TGC (and CRI if Sections 3.2.3 or 3.2.6 apply, or in the case of any Regulatory Approval filing a section of which has been generated by CRI or which is based on CRI preclinical data). Without limiting the foregoing, as part of the Development Program, TGC will assemble, or assist IAVI in assembling, all Regulatory Approval filings concerning the manufacture by TGC or clinical use by IAVI of any IAVI Vaccine. The expenses incurred by TGC in assembling such Regulatory Approval filings shall be paid or reimbursed as and to the extent provided under the applicable Work Plan and Budget and under Section 3.5, as may be modified pursuant to the terms of such Section 3.5. To the extent permitted by Applicable Laws, all TGC Regulatory Documents shall be owned by TGC. In the event this Agreement is terminated by IAVI pursuant to Section 9.5, at IAVI’s expense TGC will promptly send to IAVI complete copies of all Regulatory Approval filings concerning the manufacture or clinical use of any IAVI Vaccine (including English translations thereof, if applicable) and of any other correspondence with any Government Authority relating to the manufacture or clinical use of such IAVI Vaccine.

*Confidential Treatment Requested.

3.8.2 IAVI Regulatory Approvals. IAVI, with appropriate assistance from TGC, will use Reasonable Efforts to assemble, obtain and maintain all Marketing Approval Applications and Regulatory Approval filings, including but not limited to, those related to any clinical trials, as are reasonably required to develop, market, sell or distribute, in bulk or finished pharmaceutical form, as appropriate, any IAVI Vaccine in those countries of the Developing World in which IAVI, in its sole discretion, elects to market, sell or distribute the IAVI Vaccine. To the extent permitted by Applicable Laws, all such Marketing Approval Applications and Regulatory Approval filings and resulting approvals shall be owned by IAVI and IAVI shall retain full rights to utilize such filings and approvals for other products or services not inconsistent with any terms of this Agreement. The expenses incurred by IAVI in assembling such Marketing Approval Applications and Regulatory Approvals shall be paid in accordance with Section 3.5.8. TGC will cooperate with IAVI, at IAVI’s expense as provided in Section 3.5.8, in such manner as IAVI may reasonably request in obtaining such Regulatory Approvals. If TGC raises objections to any proposed filing by IAVI because such filing compromises the Development, Manufacture and/or Commercialization of any product by a party with Intellectual Property rights from TGC that are not conveyed to IAVI by TGC in this Agreement, IAVI and TGC will consult with each other and try to reach mutual agreement on the proposed filing. If no agreement is reached, IAVI and TGC shall meet to resolve the matter in accordance with the procedures set out in Section 11.2.

3.8.3 Rights of Reference. (a) Subject to the payment of royalties in accordance with Section 4.3, TGC shall have all necessary rights, to reference and utilize any relevant regulatory documents filed by IAVI with respect to any IAVI Vaccine (and resulting approvals), including Marketing Approval Applications and Regulatory Approvals and including any data or information contained therein for the purpose of the development of a TGC Vaccine. From time to time, IAVI shall provide TGC with such reasonable assistance and execute such documents as are necessary to effectuate such rights of reference and use; (b) Subject to the payment of royalties in accordance with Section 4.2, IAVI shall have all necessary rights, pursuant to the rights granted to IAVI by TGC in Sections 5.2 and 5.6 and/or in connection with any filings made by IAVI pursuant to Section 3.8.2, to reference and utilize any relevant TGC Controlled regulatory documents filed by TGC with respect to any IAVI Vaccine or TGC Vaccine (and resulting approvals), including TGC Regulatory Documents, Marketing Approval Applications and Regulatory Approvals and including any data or information contained therein in connection with the Development, Manufacture and/or Commercialization of an IAVI Vaccine and TGC shall use it Reasonable Efforts to gain access for IAVI to such regulatory documents filed but not Controlled by TGC . From time to time, TGC shall provide IAVI with such reasonable assistance and execute such documents as are necessary to effectuate such rights of reference and use; and (c) the foregoing rights of reference and use in (a) and (b) shall survive any expiration or termination of this Agreement.

3.8.4 In the event that TGC terminates this Agreement under Sections 9.4 or 9.5 due to IAVI’s breach or the occurrence of an Insolvency Event with respect to IAVI, or IAVI terminates this Agreement under Sections 9.2 or 9.3, and for the purpose of assisting TGC in developing products other than IAVI Vaccines, IAVI, at the request and expense of TGC and for a period of six (6) months after the effective date of such termination, shall cooperate reasonably with TGC or its designee, if applicable, in the issuance (or reissuance, transfer, or right to use, as appropriate) in the name of TGC or its designee of all Regulatory Approvals theretofore obtained or held by IAVI with respect to any IAVI Vaccines.

3.8.5 In the event that IAVI terminates this Agreement under Sections 9.4 or 9.5 due to TGC’s breach or the occurrence of an Insolvency Event with respect to TGC, TGC, at the request and expense of IAVI and for a period of six (6) months after the effective date of such termination, shall cooperate reasonably with IAVI or its designee, if applicable, in the issuance (or reissuance, transfer, or right to use, as appropriate) in the name of IAVI or its designee of all Regulatory Approvals theretofore obtained or held by TGC with respect to any IAVI Vaccines.

3.8.6 IAVI shall be responsible for filing all reports required to be filed under Applicable Laws in order to maintain any Regulatory Approvals granted to IAVI or its Affiliates or licensees for marketing and sale of any and all IAVI Vaccines in the Developing World, including, without limitation, adverse drug event reports. TGC shall reasonably cooperate with IAVI in preparing and filing all such reports and, upon IAVI’s request, provide IAVI with any information in TGC’s possession and Control which is relevant to any such reports. Notwithstanding the foregoing, to the extent TGC or IAVI has or receives any information regarding any adverse drug experience which may be related to the use of any IAVI Vaccines or the TGC anti-HIV Vaccine, TGC and IAVI, as the case may be, shall promptly provide the other Party with all such information in accordance with TGC’s or IAVI’s, as the case may be, obligations under Applicable Laws. The Parties shall determine the procedures to be followed as between themselves with respect to reporting adverse drug event and such procedures to be consistent with each of the Parties’ obligations under Applicable Laws.

3.9 Records and IAVI Audit Rights. TGC, CHOP and CRI shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of the costs and expenses incurred by TGC, CHOP and CRI in conducting the Development Work. TGC, CHOP and CRI shall maintain such records and books of account for a period of not less than five (5) years following the year to which the records pertain. TGC, CHOP and CRI shall permit such records and books of account to be examined at TGC’s, CHOP or CRI’s premises, respectively, by IAVI’s internal auditor and/or by an independent certified public accountant selected by IAVI and acceptable to TGC, CHOP or CRI, respectively, such acceptance not to be unreasonably withheld. The selected accountant/auditor shall agree to be bound by obligations of confidentiality with respect to the examined records and books at least as protective as those provided in Article 8 herein. IAVI shall not have the right to examine records and books of account for the purpose of an audit by it of a Project Year that ended more than two (2) years prior to the initial date of the examination and no more than one such examination may be conducted by or on behalf of IAVI in any calendar year (and the records and books for a given Project Year shall not be examined more than once). Each and any such examination shall be conducted during normal business hours and only after ten (10) days prior written notice to such Party. The cost of such examination shall be borne by IAVI, unless such examination reveals a discrepancy of greater than ten percent (10%) per audit in the other Party’s favor, in which case such Party shall bear such cost.

3.10 Commercialization of IAVI Vaccine. IAVI shall use its Reasonable Efforts to launch, promote, market and sell or distribute the IAVI Vaccine, in bulk or finished pharmaceutical form, and shall do so in compliance with Applicable Laws. The Parties acknowledge and agree that any IAVI Vaccine is to be used, distributed and sold by or on behalf of IAVI solely in the Developing World and not outside the Developing World. IAVI shall use Reasonable Efforts and shall cause its Third Party contractors to use Reasonable Efforts to prevent any IAVI Vaccine from being used, distributed or sold outside the Developing World. Subject to Applicable Laws, in the event that IAVI or TGC has knowledge that any IAVI Vaccines are being used, distributed or sold outside the Developing World (by importation or otherwise), such Party shall notify the other and IAVI and TGC shall cooperate and assist each other in securing the cessation of such unauthorized use, distribution and/or sale at IAVI’s sole expense.

ARTICLE 4

CONSIDERATION

4.1 Consideration from IAVI to CRI and CHOP. In consideration of obligations of and rights granted by CRI and CHOP respectively hereunder, IAVI shall pay to CRI and CHOP respectively such Collaboration Payments as are provided for in Section 3.5.

4.2 Consideration from IAVI to TGC.

4.2.1 Funding. In consideration of obligations of and rights granted by TGC hereunder, IAVI shall pay to TGC such Collaboration Payments as are provided for in Section 3.5.

4.2.2 Royalty Payments. In further consideration of obligations of and rights granted by TGC hereunder, IAVI shall pay to TGC a royalty in the amount of [*] percent ([*]%) of the Net Sales of any [*] to Persons in the [*] who are [*] until the earlier of (i) [*] or (ii) [*]. If TGC Know How, TGC Licensed Know How or Joint Know How owned by TGC but not IAVI is used by IAVI or its sublicensees in the Development, Manufacture or Commercialization of an IAVI Vaccine after that date, TGC will agree to a [*] reduction in that royalty after consultation with the other Parties, which will be paid by IAVI to TGC on a country by country basis, until [*] years from the initial receipt of such Net Sales.

4.2.3 Manufacturing Revenue. In consideration of the obligations of TGC and rights granted by TGC, in the event that TGC and IAVI agree that TGC will manufacture and sell any IAVI Vaccine to IAVI following Regulatory Approval of such IAVI Vaccine for marketing, sale or distribution, TGC shall sell such IAVI Vaccine to IAVI (and IAVI shall purchase same from TCG) at prices to be agreed by IAVI and TGC.

4.3 Consideration from TGC to IAVI. In consideration of the obligations, commitments, rights and representations made by IAVI herein, including, but not limited to IAVI’s funding of the Development Program and IAVI’s agreement to provide access to certain IAVI Know How and IAVI Patent Rights that may be necessary or useful in the development of TGC Vaccines pursuant to Section 5.5, TGC shall issue IAVI shares of TGC’s common stock and pay IAVI royalties pursuant to Sections 4.3.2 and 4.3.1.

*Confidential Treatment Requested.

4.3.1 Royalty Payments.

(a) TGC HIV Royalty. TGC will pay IAVI the TGC HIV Royalty with respect to all TGC Royalty Revenues and all TGC Non-Royalty Revenues arising from the Commercialization of any TGC anti-HIV Vaccine anywhere in the Developed World until the earlier of (i) the expiration of the term of the last patent within the Patent Rights Controlled by TGC and utilized in the TGC anti-HIV Vaccine or (ii) a determination by a court or administrative agency of competent jurisdiction that the last claim of the last patent within the Patent Rights Controlled by TGC and utilized in the TGC anti-HIV Vaccine is invalid or unenforceable. If, after that date, IAVI Know How, Joint Know How owned by IAVI but not TGC or TGC Know How funded by IAVI during the Development Period is used by TGC or its sublicensees in the Development, Manufacture or Commercialization of an TGC anti-HIV Vaccine, IAVI will agree to a reasonable reduction in the TGC HIV Royalty after consultation with the other Parties, which will be paid by TGC to IAVI on a country by country basis, until twelve (12) years from the initial receipt of TGC Royalty Revenue. TGC’s agreement to pay the TGC HIV Royalty is based on the value TGC places on the body of information compiled by IAVI as it moves IAVI Vaccines through the clinic, toward Commercialization and through regulatory approval processes. Therefore, (1) with respect to any TGC HIV Royalty payment due to IAVI with respect to TGC Non-Royalty Revenue, that TGC HIV Royalty payment will be reduced: (a) by [*]%, if due prior to the [*] by IAVI of [*] with a [*] which [*] of the lead IAVI Vaccine; (b) by [*]%, if due prior to the [*] by IAVI of a [*] with a [*] which [*] of the lead IAVI Vaccine; and (c) by [*]%, if due prior to the [*] by IAVI of [*] of the lead IAVI Vaccine; and (2) with respect to any [*] due to IAVI with respect to [*], that [*] will be reduced: (a) by [*]%, if the first such payment is due prior to the [*] by IAVI of a [*] with a [*] which [*] of the lead IAVI Vaccine; (b) by [*]%, if the first such payment is due prior to the [*] by IAVI of a [*] with a [*] which [*] of the lead IAVI Vaccine; and (c) by [*]%, if the first such payment is due prior to the [*] by IAVI of [*] of the lead IAVI Vaccine.

(b) TGC Other Royalty. TGC will pay IAVI the TGC Other Royalty with respect to all TGC Royalty Revenues arising from the license, sale, lease, distribution, import or use of any TGC Other Vaccine anywhere in the Developing World and the Developed World until the earlier of (i) the expiration of the term of the last patent within the Patent Rights Controlled by TGC and utilized in the TGC Other Vaccine or (ii) a determination by a court or administrative agency of competent jurisdiction that the last claim of the last patent within the Patent Rights Controlled by TGC and utilized in the TGC anti-HIV Vaccine is invalid or unenforceable. If, after that date, IAVI Know How, Joint Know How owned by IAVI but not TGC or TGC Know How funded by IAVI during the Development Period is used by TGC or its sublicensees in the Development, Manufacture or Commercialization of a TGC Other Vaccine, IAVI will agree to a reasonable reduction in the TGC Other Royalty after consultation with the other Parties, which will be paid by TGC to IAVI on a country by country basis, until twelve (12) years from the initial receipt of TGC Royalty Revenue.

*Confidential Treatment Requested.

4.3.2 Stock Issuance. Within six business days of the date of execution of this Agreement, TGC shall issue to IAVI twenty five thousand (25,000) shares of TGC common stock, $0.01 par value (the “Shares”).

(a) In connection with the acquisition of the Shares, and without derogating in any way from the representations and warranties of TGC, IAVI represents as follows:

(i) IAVI has been advised that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”), nor qualified under any state securities laws on the ground, among other things, that no distribution or public offering of the Shares is to be effected and that in this connection TGC is relying in part on the representations of IAVI set forth herein.

(ii) IAVI is acquiring the Shares for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution of all or any part of the Shares, and no other person has a direct or indirect beneficial interest in such shares. IAVI has determined that the Shares are a suitable investment for it and that it can bear a complete loss of value of the Shares. IAVI has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and has no need for liquidity with respect to its investment in the Shares. IAVI has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares. IAVI is authorized and qualified to become a holder of Shares.

(iii) IAVI is an “accredited investor” for the purposes of Regulation D promulgated by the Securities and Exchange Commission under the Act.

(iv) IAVI has not purchased the Shares as a result of any general solicitation or general advertising.

(v) IAVI (a) acknowledges that: (i) no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of this investment; (ii) the Shares may not be transferred, sold or otherwise disposed of, except as may be permitted under the Act and applicable state securities laws pursuant to registration or exemption therefrom; and accordingly, IAVI may be required to bear the financial risks of an investment in the Shares for an indefinite period of time; and (b) consents to (i) the placing of a legend substantially in the form set forth below on the certificate representing the Shares stating that the Shares have not been registered and setting forth the restriction on transfer contemplated hereby and (ii) the placing of a stop transfer order on the books of TGC and with any transfer agents against the Shares; provided that, notwithstanding the foregoing, the shares may be transferred and such legend removed upon receipt by TGC of an opinion of reputable counsel in form reasonably acceptable to TGC that such transfer is exempt from or not subject to registration under the Act.

A legend shall be placed on certificates representing the Shares substantially in the form set forth below:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED FOR SALE, SOLD OR OTHERWISE ASSIGNED OR TRANSFERRED, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN OPINION OF STOCKHOLDER’S COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE CORPORATION, THAT SUCH TRANSACTION IS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION.

The foregoing representations shall survive the time when the Shares are issued.

(b) In connection with the acquisition of the Shares, TGC represents that, assuming the accuracy of the representations of IAVI contained in Section 4.3.2(a), the offer, issuance and sale of the Shares are and will be exempt from the registration requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(c) With a view to making available to IAVI the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit IAVI to sell the Shares to the public without registration, TGC agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, (ii) file with the SEC in a timely manner all reports and other documents required of TGC under the Securities Act and the Exchange Act of 1934, as amended; and (iii) furnish to IAVI, so long as IAVI owns any Shares, forthwith upon request (x) a written statement by TGC that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (y) such other information as may be reasonably requested in availing IAVI of any rule or regulation of the SEC which permits the selling of any of the Shares without registration.

(d) Each of IAVI and TGC (the “Indemnifying Party”) agrees to indemnify and hold harmless the other, its agents, officers, directors, representatives and affiliates (collectively, the “Indemnified Parties”) against any and all loss, liability, claim, damage and expense, including reasonable attorneys’ fees, arising out of or based upon any false representation or warranty or breach or failure by the Indemnifying Party to comply with any covenant or agreement made by the Indemnifying Party in this Section 4.3.2 or in any other document furnished by the Indemnifying Party to any of the Indemnified Parties in connection with the offer or sale of the Shares. Notwithstanding the foregoing, neither IAVI nor TGC shall be liable for any lost profits or special, incidental or consequential damages.

4.4 Taxes and Withholding. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Applicable Laws. If the paying Party is so required to deduct or withhold, such Party will (i) promptly notify the other Party of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (iii) promptly forward to the other Party an official receipt (or certified copy) or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities. The Parties shall reasonably cooperate to obtain exemption from or reduction of any required withholdings or deductions in accordance with Applicable Laws.

4.5 Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, Net Sales of any Person and any expenses incurred by any Party shall be translated into United States dollars in accordance with customary and usual translation procedures, consistently applied. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Article 4, the Parties shall consult with each other with a view to finding a prompt and acceptable solution.

4.6 Payments; Late Payments. Each Party shall make all payments due any other Party under this Agreement by wire transfer of immediately available funds to such account notified by the receiving Party from time to time to the paying Party in writing in accordance with the provisions of Section 12.5. If any sum due and payable under this Agreement shall not have been paid on or before the applicable due date, simple interest shall accrue on the unpaid amount at a rate equal to the London Interbank Offered Rate (LIBOR) plus two percent (2%) per annum or, if less, the maximum rate permitted under Applicable Law from the payment due date until the actual date of payment without prejudice to any other claim or remedy available to the non-paying Party; provided, however, that no interest shall accrue on any portion of an unpaid amount which is the subject of a good faith, legitimate dispute. If any such dispute is resolved against the paying Party, the date of resolution shall be deemed the date that payment to the other Party originally was due.

4.7 Royalty Payment Terms. Royalties payable by either TGC or IAVI to the other under this Article 4 shall be payable on a calendar quarterly basis within sixty (60) days after the end of each calendar quarter, or if royalties are paid by IAVI or TGC to the other from revenue received by IAVI or TGC from a licensee or other partner, then Royalties payable by either TGC or IAVI to the other under this Article 4 shall be payable on a calendar quarterly basis within thirty (30) days after receipt of revenue from the licensee or partner. Each such royalty payment shall be accompanied by a written notice setting forth the royalty amount owed and describing in reasonable detail the calculation thereof.

ARTICLE 5

EXCLUSIVITY, GRANT OF RIGHTS AND RELATED COVENANTS

5.1 Exclusivity. It is the intent of the Parties that, during the term of this Agreement and the Clinical Supply Agreement, as applicable, CHOP, IAVI and TGC shall design and develop one or more IAVI Vaccines for use in the Developing World that will be: (i) designed by CHOP (with the involvement of IAVI, CRI and TGC); (ii) developed by TGC and IAVI; and (iii) at least through [*] manufactured exclusively by TGC and supplied exclusively to IAVI (or as directed by IAVI). TGC and IAVI acknowledge that they will negotiate in good faith and agree to the Commercial Supply Agreement for Phase III clinical supply and commercial manufacture if both IAVI and TGC agree (in their respective sole discretion) that TGC will continue as exclusive supplier of IAVI Vaccine to IAVI for use in the Developing World. The exclusivity provided for in this Article 5 is in all cases limited to IAVI Vaccines and shall not limit or restrict any Party from the Development, Manufacture and/or Commercialization of any other product candidate or product. Notwithstanding the foregoing, and subject to Sections 4.3, 5.1.3, 5.2.9, 5.2.10, 5.3 and 5.4, nothing in this Article 5 is intended to limit or restrict the Development, Manufacture and/or Commercialization of a TGC anti-HIV Vaccine for the Developed World.

5.1.1 Exclusive Commercialization and Supply. In order to provide IAVI with certain assurances, during the term of this Agreement and the Clinical Supply Agreement, that IAVI will have the exclusive right to Commercialize any IAVI Vaccine which is funded and developed under the Development Program for the Developing World, TGC undertakes and agrees that (1) it shall not supply any IAVI Vaccine which is funded and developed under the Development Program to any other Person for Commercialization and/or use in or for the Developing World, and (2) neither it nor any of its Affiliates shall, directly or indirectly (including, without limitation, in the capacity of licensor) Commercialize and/or use any IAVI Vaccine which is funded and developed under the Development Program or any composition(s) for inducing [*] to HIV in a person, which [*] and encapsidated within an AAV capsid, which was developed [*], for the prophylactic or therapeutic treatment of AIDS in or for the Developing World.

5.1.2 Alternate Supply. In order to provide IAVI with certain assurances that IAVI will be able to Manufacture and/or Commercialize any IAVI Vaccine for the Developing World, in the event (i) this Agreement is terminated by IAVI under Sections 9.4 or 9.5; or (ii) TGC is unable to fulfill its manufacturing obligations under this Agreement or the Clinical Supply Agreement ([*]); or (iii) TGC chooses not to or IAVI does not request TGC to supply any IAVI Vaccine for Phase III development or for marketing, sale or distribution, TGC agrees that, subject to the terms and conditions of this Agreement, IAVI and its sublicensees shall be free to exercise the exclusive [*] to Manufacture and/or Commercialize any IAVI Vaccine solely for the Developing World as set forth in Sections 5.2 and 5.6.

5.1.3 Commercialization Rights. The Parties acknowledge and agree that except as expressly provided herein, the Parties each retain their respective rights, title and interests in and to all Intellectual Property, including, with respect to TGC its right to practice, exploit and/or offer to license to a Third Party any Intellectual Property Controlled by TCG for the Development, Manufacture and/or Commercialization of any TGC Vaccine or any other products that are not an IAVI Vaccine.

5.1.4 Intellectual Property. The Parties acknowledge that the [*] any IAVI Vaccine intended for distribution in the Developing World by IAVI has not been fixed as of the Effective Date and it is the purpose of this Agreement and the Clinical Supply Agreement to define the [*] the IAVI Vaccines. Therefore it is acknowledged and agreed by the Parties that the grant of any rights and licenses under this Agreement to the Intellectual Property Controlled by TGC, the CRI Patent Rights, the CRI Know How, the CHOP Patent Rights and the CHOP Know How will be limited to such Intellectual Property as is [*] for the Development, Manufacture and/or Commercialization of any IAVI Vaccine for the Developing World which is funded or developed under the Development Program Subject to the provisions in this Agreement, CHOP, CRI and TGC agree to use Reasonable Efforts to assess and determine, based on the then current Development Program, the TGC Controlled Patent Rights, the CHOP Patent Rights and the CRI Patent Rights necessary or useful for IAVI to Manufacture and Commercialize any IAVI Vaccine and to attach such list of Patent Rights to this Agreement as Attachment E. The Parties further acknowledge and agree that such Attachment E shall be modified yearly, based on the then current Development Program, and that, from year to year, the Patent Rights included on Attachment E may be removed and/or additional rights may be included . If the circumstances described in Sections 5.1.2(ii) or 5.1.2(iii) occur, the Parties agree to use Reasonable Efforts to assess and determine, based on the then current Development Program and consistent with the licenses granted in Article 5, the TGC Controlled Patent Rights, the CHOP Patent Rights and the CRI Patent Rights necessary for IAVI to Manufacture and Commercialize any IAVI Vaccine funded and developed under the Development Program at that time and to attach such list of Patent Rights to this Agreement as Attachment E.

*Confidential Treatment Requested.

5.1.5 Intellectual Property Generated from Use of Program Materials. At IAVI’s request, the Parties may agree to utilize Program Materials to support additional Third Party studies not conducted as part of the approved Development Program. Prior to any such use, the Parties will negotiate in good faith the Third Party contracts governing the use of such Program Materials, including, without limitation, ownership and other Intellectual Property rights.

5.1.6 Additional Patent Rights. During the Term of this Agreement, Additional Patent Rights may be identified as necessary for the Development, Manufacture and/or Commercialization of any IAVI Vaccine for the Developing World. CRI, CHOP, IAVI and TGC agree to consult with, inform, and collaborate on identifying such Additional Patent Rights during the term of this Agreement. Upon identification of any Additional Patent Rights, CRI, CHOP, IAVI and TGC will mutually agree to a licensing strategy to obtain such rights subject to the following conditions:

(a) In the event IAVI determines it requires Additional Patent Rights for the Development, Manufacture and/or Commercialization of any IAVI Vaccine for the Developing World and [*] determines that [*] are not necessary for the [*] of any TGC Vaccine, or any AAV product [*], IAVI shall be responsible, [*], for obtaining licenses or such other rights as it deems appropriate to such Additional Patent Rights, provided, however, IAVI will not in any agreement involving such Additional Patent Rights obligate or create an apparent obligation for any other Party to license, or acquire any obligations with respect to, such Additional Patent Rights. IAVI will involve the other Parties in the process of obtaining the Additional Patent Rights to the extent necessary or useful for them to ensure no such obligations are created, which involvement shall not discharge TGC’s obligations to the Parties hereunder. [*].

(b) In the event IAVI determines it requires Additional Patent Rights for the Development, Manufacture and/or Commercialization of any IAVI Vaccine for the Developing World and [*] also determines that [*] are necessary for such other Party to [*] any AAV based product [*], IAVI and such Party will jointly cooperate to obtain such license for IAVI and such Party; provided, however, that no Party will obligate or create an apparent obligation for any other Party to license, or acquire any obligations with respect to such Additional Patent Rights. The Parties being licensed will involve the other Parties in the process of obtaining the additional Patent Rights to the extent necessary or useful for them to ensure no such obligations are created, which involvement shall not discharge the Parties’ obligations hereunder. [*].

*Confidential Treatment Requested.

(c) In the event TGC determines it requires Additional Patent Rights for the Development, Manufacture and/or Commercialization of a [*], or [*] product and [*] determines it does not [*] for the [*] of any [*], TGC shall be responsible, [*], for obtaining licenses or such other rights as it deems appropriate to such Additional Patent Rights, provided, however, TGC will not in any agreement involving such Additional Patent Rights obligate or create an apparent obligation for any other Party to license, or acquire any obligations with respect to, such Additional Patent Rights. TGC will involve the other Parties in the process of obtaining any Additional Patent Rights to the extent they are related to the HIV component of the IAVI Vaccine, and to the extent necessary or useful for them to ensure no such obligations are created, which involvement shall not discharge TGC’s obligations to the Parties hereunder. [*].

(d) Subject to (a), (b) and (c) above, IAVI shall be solely responsible for obtaining all Intellectual Property necessary for the Development, Manufacture and/or Commercialization of any IAVI Vaccine for the Developing World (at IAVI’s sole cost and expense) which is not otherwise expressly licensed to IAVI under this Article 5.

(e) For Additional Patent Rights that do not fall within (a), (b), (c) or (d) above, no Party shall have any obligation hereunder with respect to such Additional Patent Rights and any Party choosing to license such Additional Patent Rights shall be solely responsible for all costs, fees and payments due with respect thereto. No Party will obligate or create an apparent obligation for any other Party to license, or acquire any obligations with respect to such Additional Patent Rights.

5.2 Grant of License by TGC of TGC Controlled Intellectual Property to IAVI.

5.2.1 Right to TGC Controlled Intellectual Property. Subject to the terms and conditions of this Agreement and the Clinical Supply Agreement, TGC hereby grants to IAVI an [*] and license under the Intellectual Property Controlled by TGC which is [*] to make, have made, use, sell, offer for sale and import any IAVI Vaccine funded and developed under the Development Program for the Developing World. For the avoidance of doubt, the foregoing license shall permit IAVI to Manufacture IAVI Vaccine outside the Developing World but solely to the extent such IAVI Vaccine is used, distributed and sold within the Developing World. IAVI agrees not to exercise such right and license unless the circumstances described in Section 5.1.2 (i), 5.1.2 (ii) or 5.1.2 (iii) occur.

5.2.2 Right to TGC Controlled Intellectual Property. Subject to the terms and conditions of this Agreement and the Clinical Supply Agreement, TGC hereby grants to IAVI a [*] and license under the Intellectual Property Controlled by TGC which is [*] to make, have made, use, sell, offer for sale and import any IAVI Vaccine not funded and developed under the Development Program for the Developing World. For the avoidance of doubt, the foregoing license shall permit IAVI to Manufacture IAVI Vaccine outside the Developing World but solely to the extent such IAVI Vaccine is used, distributed and sold within the Developing World. IAVI agrees not to exercise such right and license unless the circumstances described in [*].

*Confidential Treatment Requested.

5.2.3 Term of License. The term of the rights and licenses granted in Sections 5.2.1 and 5.2.2 shall commence on the Effective Date and shall expire on the later of: (a) the expiration of the term of the last patent within the Patent Rights Controlled by TGC or (b) a determination by a court or administrative agency of competent jurisdiction that the last claim in the last patent within the Patent Rights Controlled by TGC is invalid or unenforceable, unless the term of such right and license is earlier terminated pursuant to the provisions of Article 9 (and provided further that the license to [*] granted above shall survive the expiration of such term to the extent provided for in Section 9.6.9).

5.2.4 TGC Licensed Patent Rights or TGC Licensed Know How. No grant of the right or sublicense granted in Section 5.2.1 or 5.2.2 shall be effective or remain in effect with respect to any TGC Licensed Patent Rights or TGC Licensed Know How unless and until IAVI [*] for [*] or [*] (including [*] or other charges) due or payable [*] to the applicable Third Party Licensors under the applicable Third Party Agreements (or otherwise) to the extent that such monies are payable on account of (i) [*]; (ii) [*] to IAVI under or to any TGC Licensed Patent Rights and/or TGC Licensed Know How; or (iii) the exercise by IAVI of such sublicensed rights. TGC shall provide to IAVI, in advance of any such monies being due, redacted copies of the applicable Third Party Agreement which set forth an explanation of any such amounts due. Unless disputed, IAVI shall pay all such amounts to TGC within thirty (30) days of an invoice therefore, except to the extent an alternative arrangement is otherwise agreed to by IAVI and TGC. All licenses granted under this Section 5.2 with respect to any TGC Licensed Patent Rights or TGC Licensed Know How are subject to and limited by, and IAVI agrees to comply with, the applicable terms and conditions of the applicable Third Party Agreements, [*].

5.2.5 Technology Transfer. If (i) TGC is unable to fulfill its manufacturing obligations under this Agreement or the Clinical Supply Agreement (following written notice and a reasonable opportunity to cure such inability); or (ii) TGC chooses not to or IAVI does not request TGC to supply any IAVI Vaccine, which has been funded and developed under the Development Program, for Phase III development or for marketing, sale or distribution, TGC and IAVI shall agree upon and implement a reasonable technology transfer plan, [*] or a mutually agreed upon chosen contract manufacturer to manufacture the [*] which is the [*] in effect at the time of such technology transfer implementation.

5.2.6 Technology Transfer on TGC Breach or Insolvency Event. If the Agreement is terminated by IAVI under Section 9.4 or 9.5 because of TGC’s breach or the occurrence of an Insolvency Event with respect to TGC, TGC and IAVI shall agree upon and implement a reasonable technology transfer plan, [*] to manufacture any [*] which is the [*] in effect at the time of termination, which will include, but not be limited to, a [*] of requisite [*], documentation, and materials, related to any such IAVI Vaccine. Without limitation of the generality of the foregoing, the Parties shall use Reasonable Efforts to complete the transition of the [*] of any IAVI Vaccine to IAVI [*] as soon as is reasonably possible. Once such transfer to IAVI, [*], has occurred, TGC shall provide to IAVI [*], such manufacturing process [*] as specifically relate to the manufacturing process transferred to IAVI under this Section 5.2.6. IAVI may [*] to manufacture IAVI Vaccine provided that [*] (such approval not to be unreasonably withheld or delayed) that the [*] with the capability and resources to provide [*] for the production of [*], and has adequate security safeguards to [*] in any Intellectual Property Controlled by [*] used by [*] to make any IAVI Vaccine. IAVI’s agreement with such manufacturer shall include appropriate restrictions on the use of any Intellectual Property Controlled by TGC by such manufacturer, including, but not limited to (i) [*] consistent with the terms and conditions stated herein, (ii) a commitment to use Commercially Reasonable Efforts to ensure that the [*] pursuant to this Section 5.2.6 is utilized [*] for the Developing World and (iii) an [*] a license to any improvements on the [*]. TGC shall have the right to review and approve the restrictions detailed in the previous sentence (such approval shall not be unreasonably withheld or delayed).

*Confidential Treatment Requested.

5.2.7 Third Party Agreements. Upon written request from IAVI, TGC shall provide to IAVI copies of all Third Party Agreements that are reasonably necessary or useful for IAVI to make, use or sell an IAVI Vaccine. TGC may [*] which does not pertain to the obligations or rights of IAVI as a sublicensee under any Third Party Agreement.

5.2.8 TGC’s Retained Right. All rights and licenses granted by TGC under this Section 5.2 are subject to TGC’s retained right to perform its obligations under this Agreement and the Clinical Supply Agreement (and under any subsequent supply agreement for the IAVI Vaccine, if any).

5.2. 9 Right to TGC Controlled anti-HIV Vaccines. TGC hereby grants to IAVI a [*] license under any TGC Controlled Intellectual Property or product rights to any TGC Controlled anti-HIV Vaccine to Develop, Manufacture and/or Commercialize any TGC Controlled anti-HIV Vaccine [*] for the Developing World. The term of such [*] shall commence on the Effective Date and shall expire on the earlier of: (a) the expiration of the term of the last patent within the Patent Rights Controlled by TGC or (b) a determination by a court or administrative agency of competent jurisdiction that the last claim in the last patent within the Patent Rights Controlled by TGC is invalid or unenforceable.

5.2.10 Right to TGC Partnered anti-HIV Vaccines. If TGC can secure for IAVI the grant of a [*] and license under any TGC Partnered anti-HIV Vaccine or product rights to any TGC Partnered anti-HIV Vaccine to Develop, Manufacture and/or Commercialize any TGC Partnered anti-HIV Vaccine [*] for the Developing World, the TGC HIV Royalty shall be [*] per cent.

5.3 Grant of License by CRI of CRI Patent Rights and Know How to IAVI.

5.3.1 Right to CRI Patent Rights. Subject to the terms and conditions of this Agreement, including Sections 5.1.3 and 5.7, CRI hereby grants to IAVI an [*],[*] license under the CRI Patent Rights to make, have made, use, sell, offer for sale and import any IAVI Vaccine for the Developing World. For the avoidance of doubt, the foregoing [*] shall permit IAVI to Manufacture IAVI Vaccine outside the Developing World but solely to the extent such IAVI Vaccine is used, distributed and sold within the Developing World.

*Confidential Treatment Requested.

5.3.2 Right to CRI Know-How. Subject to the terms and conditions of this Agreement, including Sections 5.1.3 and 5.7, CRI hereby grants to IAVI a [*],[*] license under the CRI Know-How to make, have made, use, sell, offer for sale and import the IAVI Vaccine for the Developing World. For the avoidance of doubt, the foregoing [*] shall permit IAVI to Manufacture IAVI Vaccine outside the Developing World but solely to the extent such IAVI Vaccine is used, distributed and sold within the Developing World. CRI shall have no obligation to provide CRI Know How or Joint Know How other than pursuant to Sections 3.4.2(iv) or 9.6.1.

5.3.3 Term of License. The term of the right and license granted in Sections 5.3.1 and 5.3.2 shall commence on the Effective Date and shall expire on the later of (a) the expiration of the term of the last patent within the CRI Patent Rights; or (b) a determination by a court or administrative agency of competent jurisdiction that the last claim in the last patent within the CRI Patent Rights is invalid or unenforceable, unless the term of such right and license is earlier terminated pursuant to the provisions of Section 9 (and provided further that the license to any CRI Know How granted above shall survive the expiration of such term to the extent provided for in Section 9.6.9).

5.3.4 CRI Retained Right. All rights and licenses granted by CRI under Articles 5 and 9 are subject to CRI’s retained right to practice and have practiced all such Intellectual Property for research and educational efforts other than clinical trials on the [*].

5.4 Grant of License by CHOP of CHOP Patent Rights and Know How to IAVI.

5.4.1 Right to CHOP Patent Rights and Know How. Subject to the terms and conditions of this Agreement, including Sections 5.1.3 and 5.7, CHOP hereby grants to IAVI an [*] license under the CHOP Patent Rights to make, have made, use, sell, offer for sale and import any IAVI Vaccine for the Developing World. For the avoidance of doubt, the foregoing [*] shall permit IAVI to Manufacture IAVI Vaccine outside the Developing World but solely to the extent such IAVI Vaccine is used, distributed and sold within the Developing World.

5.4.2 Right to CHOP Know-How. Subject to the terms and conditions of this Agreement, including Sections 5.1.3 and 5.7, CHOP hereby grants to IAVI a [*],[*] license under the CHOP Know-How to make, have made, use, sell, offer for sale and import the IAVI Vaccine for the Developing World. For the avoidance of doubt, the foregoing [*] shall permit IAVI to Manufacture IAVI Vaccine outside the Developing World but solely to the extent such IAVI Vaccine is used, distributed and sold within the Developing World. CHOP shall have no obligation to provide CHOP Know-How or Joint Know-How. CHOP shall have no obligation to provide CHOP Know How or Joint Know How other than pursuant to Sections 3.4.2(iv), 9.6.1 and 9.6.5.

5.4.3 Term of License. The term of the [*] license granted in Sections 5.4.1 and 5.4.2 shall commence on the Effective Date and shall expire on the later of (a) the expiration of the term of the last patent within the CHOP Patent Rights; or (b) a determination by a court or administrative agency of competent jurisdiction that the last claim in the last patent within the CHOP Patent Rights is invalid or unenforceable, unless the term of such [*] license is earlier terminated pursuant to the provisions of Section 9 (and provided further that the license to any CHOP Know How granted above shall survive the expiration of such term to the extent provided for in Section 9.6.9).

*Confidential Treatment Requested.

5.4.4 CHOP Retained Right. All rights and licenses granted by CHOP under Articles 5 and 9 are subject to CHOP’s retained right to practice and have practiced all such Intellectual Property for research and educational efforts other than clinical trials on the [*].

5.5 Grant of License by IAVI of IAVI Know How and IAVI Patent Rights to TGC.

5.5.1 Right to IAVI Know How and IAVI Patent Rights. Subject to the terms and conditions of this Agreement and the Clinical Supply Agreement, IAVI hereby grants to TGC a [*] license under the IAVI Know How and IAVI Patent Rights which are [*] to make, have made, use, sell, offer for sale and import any AAV product, including without limitation [*]; provided, however, IAVI retains an [*] license to Develop, Manufacture and Commercialize any IAVI Vaccine for the Developing World.

5.5.2 Term of License. The term of the right and license granted in Section 5.5.1 shall commence on the Effective Date and shall expire on the later of (a) the expiration of the term of the last patent within the IAVI Patent Rights; or (b) a determination by a court or administrative agency of competent jurisdiction that the last claim in the last patent within the IAVI Patent Rights is invalid or unenforceable, unless the term of such right and license is earlier terminated pursuant to the provisions of Article 9 (and provided, further that the license to any IAVI Know How granted above shall survive the expiration of such term to the extent provided for in Section 9.6.9).

5.5.3 IAVI Retained Right. All rights and licenses granted by IAVI to TGC under this Section 5.5 are subject to IAVI’s retained right to exercise its rights and perform its obligations under this Agreement and the Clinical Supply Agreement (and under any subsequent supply agreement for the IAVI Vaccine, if any). Subject to this Section 5.5, IAVI retains all rights and licenses to all IAVI Intellectual Property for any purpose other than an [*].

5.6 Grant of Licenses of Joint Know How and Joint Patent Rights.

5.6.1 IAVI Right to Joint Patent Rights for any IAVI Vaccine. Subject to the terms and conditions of this Agreement including Sections 5.1.3, 5.7, each of CRI, CHOP and TGC hereby grant to IAVI an [*] license under the Joint Patent Rights Controlled by CRI, CHOP and TGC respectively to make, have made, use, sell, offer for sale and import any IAVI Vaccine for the Developing World. For the avoidance of doubt, the foregoing [*] shall permit IAVI to Manufacture IAVI Vaccine outside the Developing World but solely to the extent such IAVI Vaccine is used, distributed and sold within the Developing World.

5.6.2  IAVI Right to Joint Know How for any IAVI Vaccine. Subject to the terms and conditions of this Agreement including Sections 5.1.3, 5.7, each of CRI, CHOP and TGC hereby grant to IAVI a [*] license under the Joint Know How Controlled by CRI, CHOP and TGC respectively to make, have made, use, sell, offer for sale and import any IAVI Vaccine for the Developing World. For the avoidance of doubt, the foregoing [*] shall permit IAVI to Manufacture IAVI Vaccine outside the Developing World but solely to the extent such IAVI Vaccine is used, distributed and sold within the Developing World.

*Confidential Treatment Requested.

5.6.3 TGC Right to Joint Know How and Joint Patent Rights for any AAV Product Other Than An IAVI Vaccine. Subject to the terms and conditions of this Agreement, IAVI hereby grants to TGC an [*] license under the Joint Know How and Joint Patent Rights Controlled by IAVI which are [*] to make, have made, use, sell, offer for sale and import any AAV product other than an IAVI Vaccine for use and sale worldwide.

5.6.4 TGC Right to Joint Know How and Joint Patent Rights for any Non-AAV Product. Subject to the terms and conditions of this Agreement, IAVI hereby grants to TGC a non-exclusive, sublicenseable right and license under the Joint Know How and Joint Patent Rights Controlled by IAVI which are [*] for TGC to make, have made, use, sell, offer for sale and import any non-AAV product worldwide.

5.6.5 Term of Licenses. The term of the rights and licenses granted in Sections 5.6.1 to 5.6.4 shall commence on the Effective Date and shall expire on the later of (a) the expiration of the term of the last patent within the Joint Patent Rights; or (b) a determination by a court or administrative agency of competent jurisdiction that the last claim in the last patent within the Joint Patent Rights is invalid or unenforceable, unless the term of such right and license is earlier terminated pursuant to the provisions of Section 9 (and provided further that the license to any Joint Know How granted above shall survive the expiration of such term to the extent provided for in Section 9.6.9).

5.7 Covenant Not to Sue under Certain Intellectual Property. Notwithstanding the grant of exclusive rights and licenses under Sections 5.2, 5.3, 5.4, 5.6.1 and 5.6.3 and subject to the terms and conditions of this Agreement, each Party covenants not to sue the other Parties under the Joint Know How, Joint Patent Rights, CRI Know How, CRI Patent Rights, CHOP Know How, CHOP Patent Rights, IAVI Know How, IAVI Patent Rights and any Intellectual Property Controlled by TGC (as applicable) solely to the extent necessary and solely for the purpose of a Party or an Outside Contractor performing its obligations under this Agreement or an Outside Contractor Agreement (as applicable).

5.8 Covenants by TGC With Respect to Rights Under TGC Intellectual Property.

5.8.1  During the term of this Agreement, TGC shall not exercise, license or sublicense any rights granted to TGC under any TGC Licensed Patent Rights, any TGC Patent Right, any Joint Patent Right, any TGC Licensed Know How, any TGC Know How, or any Joint Know How that would be inconsistent with the rights and licenses granted under this Agreement other than, and only to the extent necessary, to assist TGC to fulfill TGC’s obligations under the terms and conditions of this Agreement and the Clinical Supply Agreement (and any subsequent supply agreement).

5.8.2 During the term of this Agreement, if TGC elects at its sole discretion, not to maintain any Third Party Agreements for the TGC Licensed Patent Rights that are [*] for the Development, Manufacture and/or Commercialization of an IAVI Vaccine; TGC shall notify IAVI not less than [*] before any relevant deadline. Thereafter, (i) IAVI shall have the right to request TGC to maintain such Third Party Agreements on behalf of IAVI in which case [*] with maintenance of the Third Party Agreements; or (ii) TGC shall assist IAVI in pursuing a license for such TGC Licensed Patent Rights with the Third Party Licensor.

*Confidential Treatment Requested.

5.8.3 TGC and IAVI acknowledge and agree that it is their mutual intention and agreement that should TGC become a debtor in case under title 11 of the United States Code (the “Bankruptcy Code”), then IAVI, its affiliates and any permitted sub-licensees of IAVI shall be entitled to all the benefits accorded a licensee under Bankruptcy Code Section 365(n). Furthermore, it is hereby acknowledged and agreed that this Agreement shall be “such contract” as that phrase is used in Section 365(n) and that:

(i)  Any escrow agreement (the “Escrow Agreement”) which may be entered into by IAVI and TGC establishing an escrow into which all relevant documentation and materials related to any IAVI Vaccine (the “Escrow Materials”) are deposited, any Commercial Supply Agreement and any other agreement executed pursuant to this Agreement or in order to allow IAVI to exploit any Intellectual Property Controlled by TGC, any Joint Know How or any Joint Patent Rights and improvements thereon, in each case, which is [*] for IAVI to Develop, Manufacture and Commercialize any IAVI Vaccine (collectively, the “Subject Intellectual Property”) shall each be considered an “agreement supplementary to such contract” as that phrase is used in said Section 365(n);

(ii) All Program Materials of TGC, IAVI Vaccine and any and all Escrow Materials shall be included within the definition of “any embodiment of such intellectual property” as such phrase is used in said Section 365(n), along with any other embodiment of the Subject Intellectual Property (Including improvements), and IAVI shall have all rights with respect thereto as are set forth in Section 365(n), as well as the rights set forth in the Escrow Agreement, as supplements to one another and not in lieu of one another;

(iii) Unless and until TGC as debtor in possession or TGC’s trustee (if any) rejects this agreement or any agreement supplementary to this Agreement, then upon the written request of IAVI, and pursuant to Bankruptcy Code Section 365(n)(4), TGC as debtor in possession or TGC’s trustee (if any) shall: (A) at IAVI’s option either (I) perform this Agreement, or (II) provide and deliver to IAVI all the Subject Intellectual Property, all the Escrow Materials, and all embodiments of the Subject Intellectual Property, held by either TGC as debtor in possession or TGC’s trustee (if any); and (B) not interfere with the rights of IAVI, its affiliates, and/or any sub-licensee under this Agreement, the Escrow Agreement, any supply agreement, or any other agreement supplementary to this Agreement, including any right to obtain the Subject Intellectual Property, improvements, all deliverables described in this Agreement, the Escrow Materials, or any embodiment of the Subject Intellectual Property from another entity (such as the Escrow Agent).

(iv) Upon rejection of this Agreement, IAVI shall be deemed to have requested of TGC as debtor in possession (or of TGC’s trustee, if any) that TGC as debtor in possession or such trustee (A) immediately provide and deliver to IAVI or any affiliate or sub-licensee as IAVI may subsequently designate in writing, all Subject Intellectual Property, all of the Escrow Materials, and all other embodiments of the Subject Intellectual Property without further notice or seeking relief from the automatic stay or other leave from any court; and (B) not interfere with the rights of IAVI, its affiliates, and/or any sub-licensee under this Agreement, the Escrow Agreement, any supply agreement, or any other agreement supplementary to this Agreement, including any right to obtain the Subject Intellectual Property, the Escrow Materials, or any embodiment of the Subject Intellectual Property from another entity (such as the Escrow Agent);

*Confidential Treatment Requested.

5.9 Covenant by CRI With Respect to Rights Under CRI Intellectual Property. During the term of this Agreement, CRI shall not exercise, license or sublicense any rights of CRI in or under any Joint Patent Right, any CRI Patent Right, any Joint Know How, or any CRI Know How that would be inconsistent with the rights and licenses granted under this Agreement other than, and only to the extent necessary, to assist CRI to fulfill CRI’s obligations under the terms and conditions of this Agreement.

5.10 Covenant by CHOP With Respect to Rights Under CHOP Intellectual Property. During the term of this Agreement, CHOP shall not exercise, license or sublicense any rights of CHOP in or under any Joint Patent Right, any CHOP Patent Right, any Joint Know How, or any CHOP Know How that would be inconsistent with the rights and licenses granted under this Agreement other than, and only to the extent necessary, to assist CHOP to fulfill CHOP’s obligations under the terms and conditions of this Agreement.

5.11 Covenant by IAVI With Respect to Rights Under IAVI Intellectual Property. During the term of this Agreement, IAVI shall not exercise, license or sublicense any rights of IAVI in or under any Joint Patent Right, any IAVI Patent Right, any Joint Know How, or any IAVI Know How that would be inconsistent with the rights and licenses granted under this Agreement other than, and only to the extent necessary, to assist IAVI to fulfill its obligations under the terms and conditions of this Agreement.

5.12 Covenant by IAVI With Respect to Rights Under [*]. During the term of this Agreement, and for so long as the licenses granted to TGC pursuant to Section 5.5 survive, IAVI shall [*] in or under [*] concerning manufacturing processes for the Development, Manufacture and/or Commercialization of any [*].

5.13 Covenant by IAVI With Respect to Rights Under [*]. During the term of this Agreement, and for so long as the licenses granted to TGC pursuant to Section 5.6.3 survive, IAVI shall [*] in or under any [*] for the Development, Manufacture and/or Commercialization (including manufacture) of any [*] or the transfer, use, offer for sale, lease, market, sale, importation or making of any [*].

5.14 Grant of Option to License by CRI to TGC.

(a)     CRI hereby grants to TGC an [*], for [*] from disclosure by CRI to TGC of CRI Patent Rights and CRI Know How, to acquire at [*] terms a [*] right and license under the CRI Patent Rights and CRI Know How (and, if available, an exclusive right and license under the CRI Patent Rights) to make, have made, use, sell, offer for sale and import a TGC anti-HIV Vaccine.

*Confidential Treatment Requested.

(b)     CRI hereby grants to TGC an [*] option, for [*]from disclosure by CRI to TGC that: (i)  CRI has received a Notice of Allowance of Joint Patent Rights, or (ii) CRI has received an invention disclosure on Joint Know-How that it does not intend to file a patent application on, whichever is applicable; to acquire at [*] terms a [*] and license under the Joint Patent Rights and Joint Know How to make, have made, use, sell, offer for sale and import a TGC Vaccine (collectively (a) and (b) the “TGC CRI Option”).

(c)     CRI shall not grant any license (or option or similar right) to the foregoing without first affording TGC the benefits of the TGC CRI Option provided; however, if the Parties do not enter into a license for the foregoing within [*] of TGC exercising the TGC CRI Option and CRI and TGC have negotiated in good faith, CRI shall have no further obligation to TGC regarding such rights or any Patent Rights therefrom.

(d)     TGC agrees that if executed, such licenses shall all contain a right of CRI to terminate such licenses if TGC is not meeting its [*] requirements, which shall include at minimum, making [*].

5.15 Grant of Option to License by CHOP to TGC.

(a)     CHOP hereby grants to TGC an [*] option, for [*] days from disclosure by CHOP to TGC of CHOP Patent Rights and CHOP Know How, to acquire at [*] terms a [*] right and license under the CHOP Patent Rights and CHOP Know How (and, if available, an exclusive right and license under the CHOP Patent Rights) to make, have made, use, sell, offer for sale and import a TGC anti-HIV Vaccine.

(b)     CHOP hereby grants to TGC an [*] option, for [*] days from disclosure by CHOP to TGC that: (i)  CHOP has received a Notice of Allowance of Joint Patent Rights, or (ii) CHOP has received an invention disclosure on Joint Know-How that it does not intend to file a patent application on, whichever is applicable; to acquire at [*] terms a [*] right and license under the Joint Patent Rights and Joint Know How to make, have made, use, sell, offer for sale and import a TGC Vaccine (collectively (a) and (b) the “TGC CHOP Option”).

(c)     CHOP shall not grant any license (or option or similar right) to the foregoing without first affording TGC the benefits of the TGC CHOP Option provided; however, if the Parties do not enter into a license for the foregoing within six [*] of TGC exercising the TGC CHOP Option and CHOP and TGC have negotiated in good faith, CHOP shall have no further obligation to TGC regarding such rights or any Patent Rights therefrom.

(d)     TGC agrees that if executed, such licenses shall all contain a right of CHOP to terminate such licenses if TGC is not meeting its [*] requirements, which shall include at minimum, making [*].

5.16 No Other Rights. This Agreement confers no right, license or interest by implication, estoppel, or otherwise under any patents, patent applications, Know How or other Intellectual Property rights of any Party except as expressly set forth in this Agreement.

5.17 Subject to the Rights of the Government. All licenses are expressly subject to the rights of the federal government. IAVI agrees to comply with all laws and regulations related to funded research including 35 USC § 200 et seq. and to provide information reasonably requested to enable any Party to comply therewith.

*Confidential Treatment Requested.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of the Parties Concerning Corporate Authorizations. Each Party represents and warrants to the other Parties that:

(a) Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder.

(c) This Agreement has been duly executed and delivered by, and is the legal and valid obligation binding upon, such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, to which it is a party, including, without limitation its certificate of incorporation or by-laws, and (ii) to such Party’s knowledge as of the Effective Date from the Effective Date forward, does not violate Applicable Law or any judgment, injunction, order or decree of any Government Authority having jurisdiction over it.

6.2 Representations, Warranties of TGC. TGC represents and warrants to the other Parties that:

(a) As of the Effective Date, the TGC Patent Rights and the TGC Know How necessary for TGC to comply with its obligations under this Agreement are in all cases free and clear of any lien, claim, charge, encumbrance or right of any Third Party; and

(b) As of the Effective Date, to the extent necessary for TGC to comply with its obligations under this Agreement, all rights granted to TGC in, to and under the TGC Licensed Patent Rights, the TGC Licensed Know How, the Joint Patent Rights and the Joint Know How are in all cases free and clear of any lien, claim, charge, encumbrance or right of any Third Party (except to the extent expressly provided for in the applicable Third Party Agreement, in the case of the TGC Licensed Patent Rights and the TGC Licensed Know How).

6.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO, AND EXPRESSLY DISCLAIM ALL, REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

6.4 Representations, Warranties of IAVI With Respect to Rights Under IAVI Know How and IAVI Patent Rights. As of the Effective Date, IAVI has not utilized, or granted a right or license to any Third Party of any Joint Patent Right or Joint Know How for any other purpose other than the Development, Manufacture or Commercialization of an IAVI Vaccine, and IAVI has not utilized, or granted a right or license to any Third Party of any IAVI Know How or IAVI Patent Rights, for any AAV product other than the IAVI Vaccine.

ARTICLE 7

INTELLECTUAL PROPERTY MATTERS

7.1 Ownership and Inventorship of Intellectual Property.

7.1.1 Inventorship of all inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under United States patent law.

7.1.2 Nothing herein shall be construed as a transfer of a Party’s ownership in its Intellectual Property. Subject to Sections 7.1.3 and 7.1.4, ownership of an invention shall follow inventorship of that invention provided that, in the event such ownership conflicts with Applicable Laws the Parties shall comply with such Applicable Laws. IAVI shall provide any owner of affected Intellectual Property with copies of all relevant agreement provisions that affect ownership of such Intellectual Property in order to assure compliance with Applicable Laws.

7.1.3 Know How invented under the Research and Development Program with IAVI funding by employees from more than one Party during the term of the Initial Agreement is jointly owned by TGC and CRI. Any Patent Rights conceived jointly by employees of more than one Party under the Research and Development Program with IAVI funding or claiming priority thereto, including the patent application filed as US provisional [*]” and any patent issuing therefrom, are jointly owned by CRI and TGC.

7.2 Prosecution and Maintenance of TGC, CHOP or CRI Controlled Patents; Abandonment. Unless otherwise provided for between the Parties:

7.2.1 TGC shall have the sole right to file, prosecute, maintain and defend [*] and shall bear [*] associated therewith.

7.2.2 CHOP shall have the sole right to file, prosecute, maintain and defend [*], and shall bear [*] associated therewith unless the Parties agree otherwise.

7.2.3 CRI shall have the sole right to file, prosecute, maintain and [*] and [*], and shall bear [*] associated therewith unless the Parties agree otherwise.

7.2.4 IAVI shall have the sole right to file, prosecute, maintain and defend [*] and shall bear [*] associated therewith.

*Confidential Treatment Requested.

7.2.5 In the event TGC, CHOP or CRI elects, in any country, not to file or continue to prosecute and thereby abandon an application for a patent, or not to maintain and thereby abandon a patent, or not defend a challenge thereto, including an opposition, interference or declaratory judgment action, where the applicable patent or patent application is exclusively licensed to IAVI hereunder (and in the case of a TGC Licensed Patent Right, where TGC has the right to prosecute, maintain or defend a challenge thereto); TGC, CHOP or CRI, as applicable, shall notify IAVI not less than [*] or such lesser period where required before any relevant deadline and shall, if requested to do so, provide IAVI with copies of all necessary papers and prosecution documents. IAVI, thereafter, shall have the right but not the obligation to pursue, [*], prosecution of such patent application or maintenance of such issued patent so long as the inventors are given the right for prior review and comment, which comments shall not be unreasonably disregarded if provided timely (provided, however, that with respect to any patent application or patent licensed to TGC by a Third Party Licensor, IAVI shall only have a right to pursue prosecution or maintenance to the extent permitted in the applicable Third Party Agreement).

7.2.6 IAVI, in accordance with Article 8, is solely responsible for notifying any agency providing funding to IAVI for the Development Program of all patent related matters regarding subject inventions (as that term is defined in 35 U.S.C. § 201) (including any Joint Patent Rights), including any planned failure to file, abandonment of prosecution (including, failure to defend any opposition or re-examination) and failure to maintain such rights in the subject inventions.

7.3  Prosecution and Maintenance of Joint Patents; Abandonment.

7.3.1 IAVI, TGC, CHOP and CRI agree to discuss in good faith and implement a mutually agreeable patent strategy and, unless specifically provided for between the Parties, to designate [*] responsible for the preparation, filing, prosecution, maintenance and defense of Joint Patent Rights with respect to all Joint Inventions that may be patentable (the “Lead Party”). [*] associated with filing, prosecution and maintenance of the Joint Patent Rights.

7.3.2 The Lead Party and the Parties having a named inventor on the Joint Invention shall discuss and agree on the content and form of relevant Joint Patent Rights applications and any other relevant matters before such Joint Patent Rights applications are made. The Lead Party and the Parties having a named inventor on the Joint Patent Rights application shall consider in good faith any comments from the other. Notwithstanding Section 7.3.1, the Parties having a named inventor on the Joint Invention shall [*] for their right to review and comment on the relevant Joint Patent Rights applications.

7.3.3 The Lead Party with respect to a given Joint Patent Right shall have the first right to file, prosecute and maintain such Joint Patent Rights worldwide, and [*]. The Lead Party shall seek the prior advice and comment, not to be unreasonably disregarded, relating to such Joint Patent Rights from the Parties having a named inventor on the Joint Patent Rights. In the event that the Lead Party elects not to (i) file or prosecute a patent application on a particular Joint Invention, (ii) maintain any Joint Patent Right or (iii) at any time, continue to pay any such patent prosecution and maintenance costs; in each case in any country, the Parties having a named inventor on the Joint Patent Rights shall have the right but not the obligation to do so [*] and TGC unless IAVI and/or TGC no longer have rights in or to such Joint Patent Rights hereunder in which case the Parties having a named inventor on the Joint Patent Rights shall [*] if they elect to so file, prosecute or maintain such Joint Patent Rights. Thereafter, if any Party declines to act, any combination or all of the other Parties may elect to so act for such Party at its or their sole discretion and expense and the relevant Parties will promptly provide that Party with copies of necessary papers and prosecution documents.

*Confidential Treatment Requested.

7.4 Enforcement of Patent Rights.

7.4.1 If any Patent Right Controlled by TGC, CHOP Patent Right, CRI Patent Right or Joint Patent Right Controlled by CHOP or CRI which is licensed exclusively hereunder is or might reasonably be infringed by a Third Party (an “Infringement”), the Party first having knowledge of such Infringement shall promptly notify the other Parties in writing of such Infringement in reasonable detail.

7.4.2 TGC shall have [*], to institute, prosecute and control, using counsel of [*] choice, any action or proceeding with respect to an Infringement, opposition, or declaratory action of a Patent Right within the TGC Patent Rights, TGC Licensed Patent Rights, or Joint Patent Rights but only where TGC is one of the joint owners and the owners have waived their right of defense in such Joint Patent Rights in writing. TGC, represented by counsel [*], shall bear [*] in connection with any such action or proceeding. Furthermore, for so long as (i) the TGC CRI Option as provided for in Section 5.14 or the TGC CHOP Option as provided for in Section 5.15 survives and (ii) TGC pays all costs and expenses in connection with any such action or proceeding, TGC shall have [*], to institute, prosecute and control, using mutually agreeable counsel, any action or proceeding with respect to an Infringement, opposition, or declaratory action of a CRI Patent Right or CHOP Patent Right where CRI or CHOP (as applicable) has waived its right of defense in such Patent Right in writing. Upon TGC’s request and [*], IAVI, CHOP and CRI shall provide TGC with reasonable cooperation and assistance with respect to any such action or proceeding and each of CRI, CHOP and IAVI shall have the right to be represented by counsel of its choice at [*].

7.4.3 IAVI shall have [*], to institute, prosecute and control, using counsel of [*] choice, any action or proceeding with respect to an Infringement, opposition, or declaratory action of a Patent Right within IAVI’s Patent Rights. IAVI, represented by counsel [*], shall bear [*] in connection with any such action or proceeding. Upon IAVI’s request and [*], TGC, CHOP and CRI shall provide IAVI with reasonable cooperation and assistance with respect to any such action or proceeding and each of CRI, CHOP and TGC shall have the right to be represented by counsel of its choice [*].

7.4.4 To the extent that the Infringement in IAVI’s reasonable judgment, if continued, would materially and adversely [*] in or for the Developing World and TGC, CHOP or CRI, as applicable, has elected [*] with respect to such Infringement, IAVI shall have the right (to the extent permitted pursuant to any applicable agreement with a Third Party Licensor of the applicable Patent Rights or any other prohibition of applicable patent right), but not the obligation, to institute and/or prosecute and control an action or proceeding with respect to such an Infringement, by counsel [*]. In the event that IAVI institutes any such action or proceeding, TGC, CHOP and CRI will each in their sole discretion provide assistance if necessary for IAVI to institute and prosecute such action or proceeding and, upon IAVI’s request and at IAVI’s [*] including upon IAVI’s request, to give IAVI reasonable assistance and authority to institute and prosecute such action or proceeding. Each Party shall have the right to be represented by counsel of its choice at [*]. In addition, if the patent alleged to be infringed is owned by a Third Party Licensor and TGC does not have authority to require such Third Party Licensor to join as a party plaintiff, TGC agrees to use Reasonable Efforts to cause such Third Party Licensor to agree to be joined as a party plaintiff if helpful or necessary for IAVI to prosecute an action or proceeding, and to give IAVI reasonable assistance and authority to institute and prosecute such action or proceeding. IAVI, represented by counsel of its choice, shall bear [*] in connection with any such action or proceeding.

*Confidential Treatment Requested.

7.4.5 Unless otherwise required as a result of prior written agreement, any damages or other monetary awards recovered in an action or proceeding described in Section 7.4.2, 7.4.3, 7.4.4, 7.4.5 or 7.4.6 shall be applied first to [*] incurred in connection with the action or proceeding with respect to such Infringement, opposition or declaratory judgment action including, in each case, reasonable attorneys’ fees and expenses (and, in the circumstance where the Patent Right infringed is owned by a Third Party Licensor and an agreement between TGC and such Third Party Licensor requires reimbursement of such Third Party Licensor, such Third Party Licensor’s out-of-pocket costs and expenses incurred in connection with such Infringement action or proceeding), on a [*] based upon the Parties’ respective out-of-pocket expenses, until all such out-of-pocket expenses have been recovered. Any remaining amount of such damages or other monetary awards shall then be retained by [*].

7.5 Settlement with a Third Party. No Party may settle any action or proceeding under Section 7.4 above with respect to an Infringement, opposition, or declaratory action in a manner that creates a material obligation or admits fault on behalf of any other Party without the written consent of such other Party, such consent shall not be unreasonably withheld or delayed.

7.6 Infringement of Third Party Rights. The following shall apply in the event that a Third Party alleges that Intellectual Property owned, held or otherwise controlled by such Third Party are being infringed or have been infringed by the Parties in performing their obligations or exercising their rights with respect to any IAVI Vaccine under this Agreement:

7.6.1As between IAVI and TGC, subject to TGC’s obligations, if any, pursuant to an agreement with a Third Party in effect prior to the Effective Date, TGC shall ([*]) defend any claim in any legal action or proceeding brought against TGC and/or IAVI arising from an allegation by a Third Party that the [*] by [*] in connection with an IAVI Vaccine under this Agreement or the Clinical Supply Agreement infringes a patent owned, held or otherwise controlled by such Third Party [*]. In addition, TGC shall have the right to take any appropriate step to initiate and pursue to final resolution any challenge, opposition or other similar action or proceeding, including, without limitation interference proceedings, relating to a patent application or patent owned, held or otherwise controlled by a Third Party solely with respect to the [*]. TGC and IAVI shall consult with each other concerning strategy, approaches and the consequences of approaches that may be taken under this Section 7.6.1. IAVI shall provide all reasonable assistance requested by TGC in connection with any such action or proceeding, provided, however that TGC shall [*] by IAVI in providing such assistance. TGC may not settle an action or proceeding under this Section 7.6.1 without requesting the written consent of IAVI and such consent shall not be unreasonably withheld or delayed. If TGC does not consent [*] of receipt of IAVI’s request for consent, IAVI may settle but not in a manner that creates a material obligation or admits fault on behalf of TGC.

*Confidential Treatment Requested.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality; Exceptions. Except to the extent otherwise expressly provided in this Agreement, the Clinical Supply Agreement, or the Commercial Supply Agreement (if any), the Parties agree that, for the term of this Agreement and for [*] years thereafter, all non-public or proprietary know how, data, and technical, financial and other information of any nature whatsoever, including, without limitation “confidential”-marked invention disclosures and discussions about nonpublic or proprietary matters between or among the Parties (“Confidential Information”), in all such cases which are exchanged, disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”) hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than for the purposes of exercising such Receiving Party’s rights or performing such Receiving Party’s obligations hereunder, and shall not be disclosed to any Third Party (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the other provisions of this Agreement and the Clinical Supply Agreement, disclose the Disclosing Party’s Confidential Information to those of its, and its Affiliates’, Outside Contractors’ or its sublicensees’ (or potential sublicensees’), directors, officers, employees, agents, consultants, representatives and clinical investigators that have a need to know such Confidential Information to achieve the purposes of this Agreement and the Clinical Supply Agreement (the “Other Receiving Parties”); provided, however, that such Receiving Party shall ensure that the Other Receiving Parties to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality, and prohibition of use, terms hereof. Each Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of any Confidential Information of the Disclosing Party. Confidential Information belongs to and shall remain the property of the Disclosing Party. The provisions of this Article 8 shall not apply to any information which can be shown by the Receiving Party:

8.1.1 To have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party, as demonstrated by competent written records;

8.1.2 To be or to have become part of the public domain other than through any act or omission of the Receiving Party in breach of this Agreement or the Clinical Supply Agreement or any other agreement between the Parties;

*Confidential Treatment Requested.

8.1.3 To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

8.1.4 To have been subsequently independently developed by the Receiving Party without use of or access to the Confidential Information as demonstrated by competent written records.

8.2 Authorized Disclosure. Each Party may disclose Confidential Information of the Disclosing Party hereunder solely to the extent such disclosure is reasonably necessary or useful in connection with submissions to any Government Authority for the purposes of this Agreement or the Clinical Supply Agreement or in filing or prosecuting patent applications contemplated under this Agreement or the Clinical Supply Agreement, prosecuting or defending litigation, complying with Applicable Laws or conducting Development Work for the purposes expressly permitted by this Agreement or the Clinical Supply Agreement; provided that in the event of any such disclosure of the Disclosing Party’s Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to and fully cooperate with the Disclosing Party regarding such disclosure requirement (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 8) and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. IAVI shall designate all disclosures of Confidential Information to any funding agency “CONFIDENTIAL.”

8.3 Return of Confidential Information. The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secure locations using at least the same degree of care that it uses to prevent the unauthorized disclosure or use of its own confidential information. Upon the expiration or termination of this Agreement, any Confidential Information possessed in tangible form by a Receiving Party or an Other Receiving Party and belonging to the Disclosing Party, shall, upon written request from the Disclosing Party, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party or the Other Receiving Party; provided, however that (a) the Receiving Party may retain, and is not required to return, (i) Confidential Information of the Disclosing Party which is used in connection with such Receiving Party’s exercise of any license granted to it hereunder which license survives the expiration or termination of this Agreement and (ii) one (1) copy of Confidential Information of the Disclosing Party to reflect its compliance with this Agreement, and (b) the Receiving Party may retain one (1) copy of any Confidential Information of a Disclosing Party for so long as any Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 8.3. In the case of either (a) or (b) above, the Receiving Party shall continue to comply with the other provisions of this Article 8 with respect to the applicable Confidential Information.

8.4 Publications and Announcements.

8.4.1 Except as otherwise permitted under this Agreement or the Clinical Supply Agreement or as required by law, regulation, or court order, each Party agrees not to publish any Confidential Information received from a Disclosing Party. It is understood further that Confidential Information may be disclosed by TGC to Third Parties bound by non-disclosure agreements to the extent such Confidential Information both (1) [*] and (2) is disclosed in relation to matters [*].

8.4.2 If any Receiving Party (the “Publishing Party”) desires to disclose any Confidential Information received from a Disclosing Party which relates to the Research and Development Program or the Research Program in scientific journals, publications or scientific presentations or otherwise, the Publishing Party shall provide the Disclosing Party an advance copy of any proposed publication or summary of a proposed oral presentation relating to such Confidential Information prior to submission for publication or disclosure. The Disclosing Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve such Confidential Information and the Publishing Party shall either incorporate such recommended changes or remove such Confidential Information. If the Disclosing Party informs the Publishing Party, within thirty (30) days of receipt of an advance copy of a proposed publication or summary of a proposed oral presentation, that such publication in its reasonable judgment could be expected to have a material adverse effect on the commercial value of such Confidential Information, the Publishing Party shall either delay or prevent such disclosure or publication as proposed by the Disclosing Party or remove such Confidential Information. In the case of potentially patentable inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved, provided, however, that the Disclosing Party owning such information shall be entitled to require the removal of such Confidential Information to prevent such disclosure or publication if in its commercially reasonable judgment such patent application will not reasonably protect the commercial value of such Confidential Information or if in its commercially reasonable judgment such disclosure or publication would otherwise have a material adverse effect on the commercial value of any such Confidential Information.

8.4.3 None of the Parties shall issue any press releases or public announcements concerning this Agreement without the prior written consent of the other Parties to the form, timing and content of any such release of announcement, except as required by Applicable Law; provided, however, that any Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public announcement which was approved by the other Parties in any prior press release concerning this Agreement. No Party shall unreasonably withhold or delay its consent to any such press release or announcement. It is understood that general comments made by a Party relating to the relationship between the Parties established by this Agreement or the Clinical Supply Agreement, including, for example, general comments made in response to inquiries at professional meetings and other similar circumstances, are not intended to be restricted by the provisions of this Article 8. Notwithstanding any of the foregoing, the existence, general subject matter and scope of this Agreement is not Confidential Information of any Party. No Party shall use the names or trademarks of another Party, or any adaptation thereof, including referring to any employee therefrom, without prior written consent in each instance.

*Confidential Treatment Requested.

ARTICLE 9

TERM AND TERMINATION

9.1 Term.

9.1.1 This Agreement shall commence as of the Effective Date and shall continue in full force and effect until the term of the last remaining license granted pursuant to Article 5 has expired.

9.1.2 Notwithstanding the provisions of Section 9.1.1, this Agreement in its entirety may be terminated prior to expiration in accordance with the terms and conditions of this Article 9 (and any termination of this Agreement shall automatically terminate the Development Program as of the effective date of such termination).

9.2 Termination for Technical Non-Viability. During the Development Period, IAVI may terminate this Agreement upon not less than [*] prior written notice to TGC, CHOP and CRI, if, in [*], based on the failure of any IAVI Vaccine to meet safety or technical criteria set out in the Development Program, IAVI reasonably determines that further development of any IAVI Vaccine is not technically or commercially viable. The [*] day notice period may be shortened upon lump sum payment of the Collaboration Payments budgeted to fund the [*] charges, [*] (to the extent that any manufacturing capacity [*] for the [*] in such [*] day period cannot reasonably be [*] product [*] from a Third Party [*])) and [*] costs of [*] where such costs are costs specified in the [*]. [*] shall use good faith efforts to [*] by TGC following notification by [*] (including, but not limited to, [*] revenue generating projects or [*] manufacturing suite time [*]).

9.3 Termination at Will. IAVI may terminate this Agreement at any time in IAVI’s sole discretion, at any time from and after the first anniversary of the Effective Date, upon not less than [*] prior written notice to TGC, CHOP and CRI. The [*] notice period may be shortened upon lump sum payment of the Collaboration Payments budgeted to fund the [*], the [*] (to the extent that any [*] reasonably [*] for the [*] in such [*] cannot reasonably be [*] product ([*] from a Third Party [*])), and [*] costs of [*] where such costs are costs specified in the [*]. TGC shall use good faith efforts to minimize the costs incurred by TGC following notification by IAVI of termination of the Agreement (including, but not limited to, [*] revenue generating projects or [*] manufacturing suite time [*]).

9.4  Termination for Cause. Subject to Sections 9.4.1, 9.4.2, 11.2 and 12.2 below, if any Party commits a material breach of this Agreement or the Clinical Supply Agreement at any time, any of the non-breaching Parties may provide written notice thereof to the breaching Party specifying the breach in reasonable detail. If the breach specified in such written notice is not cured within [*] of receipt of such notice in the case of a breach consisting of an undisputed nonpayment of money, or within [*] of receipt of such notice in the case of any other material breach, the Qualified Terminating Party shall have the right to terminate this Agreement and the Clinical Supply Agreement with respect to the breaching Party by and effective upon written notice (except where the breach, in IAVI’s reasonably exercised judgment, is based on the failure of any IAVI Vaccine to meet safety or technical criteria set out in the Development Program, in which case Section 9.2 shall apply). Although neither CRI nor CHOP is a Qualified Terminating Party, CRI may terminate its participation in the Development Program in the event of a material breach by any other Party and CHOP may terminate its participation in the Development Program in the event of a material breach by any other Party which, in each case has not been cured after proper written notice thereof within the time periods specified above in accordance with the foregoing provisions of this Section 9.4. Furthermore, in the event CRI or CHOP is the breaching Party, IAVI may terminate CRI’s or CHOP’s (as applicable) involvement in the Development Program (rather than terminating this Agreement which, in such case, shall remain in effect). The Parties acknowledge and agree that failure to exercise any right or option, or to take any action expressly within the discretion of a Party shall not be deemed to be a material breach hereunder.

*Confidential Treatment Requested.

9.4.1 If the breach specified in a notice to CRI pursuant to Section 9.4 could be cured if CRI were permitted to enter into a Outside Contractor Agreement: (1) no Qualified Terminating Party shall have the right to terminate this Agreement; (2) CHOP shall not have the right to terminate its participation in the Development Program; and (3) CRI shall have no liability under this Agreement for such breach and the other Parties’ sole recourse against CRI for such breach shall be to terminate CRI’s participation in the Development Program and all of its rights under Sections 3.1 through 3.4 above immediately upon written notice from a Qualified Terminating Party following the expiration of the cure period specified in Section 9.4.

9.4.2 If any Party is in breach of any provision of this Agreement, during the period from the Effective Date until the date on which this Agreement is executed, and such breach relates to an obligation of such Party which was not included in the Initial Agreement, each Party agrees that such breach is automatically waived. However if such breach relates to an obligation of such Party which was included in the Initial Agreement, CRI, IAVI and TGC may enforce that obligation in accordance with the terms of this Agreement.

9.5 Termination for Insolvency. To the extent permitted by Applicable Laws, on or after the occurrence of an Insolvency Event with respect to a Party, any Qualified Terminating Party may terminate this Agreement and/or the Clinical Supply Agreement by and effective upon written notice to the other Parties. Although neither CRI nor CHOP is a Qualified Terminating Party, each of CRI and CHOP may terminate its participation in the Development Program in the event of the occurrence of an Insolvency Event with respect to IAVI or TGC. All rights and licenses granted under or pursuant to this Agreement by one Party to any other Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all Parties, as licensees of such rights and licenses, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code.

9.6 Rights on and Effect of Termination.

9.6.1 IAVI Termination for Technical or Commercial Non-Viability or at Will. In the event that IAVI terminates this Agreement under Sections 9.2 or 9.3, all rights and licenses granted to IAVI under Sections 5.2.5, 5.2.6, 5.2.9 and 5.2.10, and all rights granted to IAVI under the Clinical Supply Agreement, shall terminate and revert to TGC, CHOP or CRI (as applicable) and all rights and licenses granted to IAVI under Sections 5.2.1, 5.2.2, 5.3.1, 5.3.2, 5.4.1, 5.4.2, 5.6.1 and 5.6.2 which relate to [*] related Intellectual Property shall terminate and revert to TGC, CHOP or CRI (as applicable) in respect of that [*] related Intellectual Property only and as of the date of termination all of the licenses granted to IAVI under Sections 5.2.1, 5.2.2, 5.3.1, 5.3.2, 5.4.1, 5.4.2, 5.6.1 and 5.6.2 will be converted to [*] licenses to [*] under Intellectual Property Controlled by TGC, CCRI Patent Rights, CCRI Know How, CHOP Patent Rights, CHOP Know How, Joint Patent Rights and Joint Know How to Develop (which in this case will not include conducting Phase II or Phase III clinical trials) any IAVI Vaccines [*] for the Developing World. IAVI agrees it has no license to [*] hereunder. CRI, CHOP and TGC shall (1) use their Reasonable Efforts, in consultation with IAVI, to assess and determine, consistent with this continuing [*], the [*] TGC Controlled Patent Rights, CRI Patent Rights and CHOP Patent Rights that are available to IAVI and to attach such list of Patent Rights to this Agreement as Attachment E; (2) provide to IAVI reasonable assistance, [*], by providing IAVI with the TGC Know How, TGC Licensed Know How, CRI Know How, CHOP Know How and Joint Know How embodied in written documents consisting of raw data, study reports and other similar materials which exist at the time of termination and are specifically identified and requested by IAVI in order to exercise such licenses; and (3) provide to IAVI any Program Materials existing at the time of termination which have been [*], subject to TGC’s obligations under Applicable Law or with respect to any Regulatory Approval (however, such Program Materials shall not be utilized in any experiments by IAVI or sent to any Third Party without the prior written permission of CRI, CHOP or TGC (as applicable) which approval shall not be unreasonably withheld) and IAVI is not licensed under any [*] regarding such Program Material for [*]. For the avoidance of doubt CRI, CHOP and TGC are under no obligation to maintain, prosecute, enforce or defend any Intellectual Property as a direct result of the continuing [*] license unless (and then only with respect to prosecution, maintenance and defense) IAVI provides prior written notice that it agrees to pay all costs, including product development milestone costs, associated with such maintenance, prosecution or defense of such Intellectual Property. IAVI agrees that it shall pay all costs associated with TGC Licensed Patent Rights and TGC Licensed Know How incurred by TGC as a result of the continuing [*] license following termination. Prior to the use of Program Materials in human clinical trials, IAVI shall obtain [*] of [*] that covers the necessary requirements, including but [*] to the [*] suitable for use in clinical trials. TGC is under no obligation to agree to such [*].

9.6.2 IAVI Covenants on Termination for Technical or Commercial Non-Viability or at Will. In the event that IAVI terminates this Agreement under Sections 9.2 or 9.3, IAVI shall for so long as the licenses granted to TGC pursuant to Section 5.5 survive (1) provide TGC with reasonable prior notice of [*] of any rights of IAVI in or under, any IAVI Know How or Joint Know How [*]; and (2) not [*] in or under any IAVI Patent Right, IAVI Know How, Joint Patent Right or Joint Know How for the [*].

9.6.3 TGC Termination for IAVI Cause or IAVI Insolvency. In the event that TGC terminates this Agreement with respect to IAVI only under Section 9.4, or entirely under Section 9.5, all rights and licenses granted to IAVI by TGC under Sections 5.2.1, 5.2.2, 5.6.1 and 5.6.2, and all rights granted to IAVI under the Clinical Supply Agreement, shall terminate and revert to TGC. Thereafter, IAVI shall have no further right or interest in, to or under any Intellectual Property of TGC pursuant to this Agreement or the Clinical Supply Agreement. In such event, (1) TGC shall provide to IAVI any Program Materials existing at the time of termination which have been [*] (however, such Program Materials shall not be utilized in any experiments by IAVI or sent to any Third Party without the prior written permission of CRI, CHOP or TGC (as applicable) (not to be unreasonably withheld), and (2) IAVI shall grant to TGC (i) an [*] and license under the IAVI Know How and IAVI Patent Rights which are [*] for the Development, Manufacture and/or Commercialization of any AAV product, including without limitation TGC Vaccines, and to transfer, use, have used, offer for sale, lease, market, sell, have sold and import such products worldwide; provided, however, IAVI retains [*] and license under the IAVI Know How and IAVI Patent Rights for the Development, Manufacture and/or Commercialization of any IAVI Vaccine in the Developing World; and (ii) [*] and license under the IAVI Know How and IAVI Patent Rights which are [*] for the Development, Manufacture and/or Commercialization of any non-AAV product, and to transfer, use, have used, offer for sale, lease, market, sell, have sold and import such products worldwide. IAVI shall provide to TGC such documents recording or describing any IAVI Know How needed to exercise the licenses in (i) and (ii) above.

*Confidential Treatment Requested.

9.6.4 CRI/CHOP Participation Termination for IAVI Cause or IAVI Insolvency. In the event that either CRI or CHOP terminates its participation in the Development Program under Section 9.4 because of a material breach by IAVI or under Section 9.5 because of the occurrence of an Insolvency Event with respect to IAVI, all rights and licenses granted to IAVI by CRI or CHOP (as applicable) under Sections 5.3.1, 5.3.2, 5.4.1, 5.4.2, 5.6.1 and 5.6.2 (as applicable), shall terminate and revert to CRI or CHOP (as applicable). Thereafter, IAVI shall have no further right or interest in, to or under any Intellectual Property of CRI or CHOP (as applicable) pursuant to this Agreement. In such event, CRI or CHOP (as applicable) shall provide to IAVI any Program Materials existing at the time of termination which have been [*] such Program Materials shall not be utilized in any experiments by IAVI or sent to any Third Party without the prior written permission of CRI, CHOP or TGC (as applicable) (not to be unreasonably withheld) and IAVI is not licensed under any Intellectual Property regarding such Program Material for Manufacture or Commercialization.

9.6.5 IAVI Termination for Vaccine Designer Withdrawal. In the event that IAVI terminates CHOP’s participation in the Development Program under this Agreement under Section 3.4.5, the rights and licenses granted to the Parties by CHOP under Sections 5.4.1, 5.4.2, 5.6.1, 5.6.2 and 5.7 shall survive such termination and remain in effect. In such event, CHOP shall (1) provide to IAVI such documents recording or describing any Know How licensed under Sections 5.4.2 and 5.6.2; and (2) provide to IAVI any Program Materials existing at the time of termination which have been [*].

9.6.6 IAVI Termination for TGC Cause or TGC Insolvency. In the event that IAVI terminates this Agreement, with respect to TGC only under Section 9.4, or entirely under Section 9.5, the licenses granted to IAVI under Sections 5.2.1, 5.2.2, 5.3.1, 5.3.2, 5.4.1, 5.4.2, 5.6.1 and 5.6.2 shall survive such termination and remain in effect, subject to the continuing obligation to pay Third Party payments as required under Section 5.2.4, as well as royalties under Section 4.2.2. In such event, TGC shall (1) use its Reasonable Efforts, in consultation with IAVI, to assess and determine, based on the then current Development Program and consistent with the licenses granted in Section 5, the TGC Controlled Patent Rights [*] IAVI to Manufacture and Commercialize any IAVI Vaccine [*] at the time of termination and to attach such list of Patent Rights to this Agreement as Attachment E; (2) provide to IAVI such documents recording or describing any Know How licensed under Sections 5.2.1, 5.2.2 and 5.6.2 in accordance with section 5.2.6; (3) provide to IAVI any Program Materials existing at the time of termination which have been [*], subject to TGC’s obligations under Applicable Law or with respect to any Regulatory Approval; and (4) discuss with IAVI which other materials existing at the time of termination which have been [*] should be transferred to IAVI.

*Confidential Treatment Requested.

9.6.7 CRI/CHOP Participation Termination for TGC Cause or TGC Insolvency. In the event that either CRI or CHOP terminates its participation in the Development Program under Section 9.4 because of a material breach by TGC or under Section 9.5 because of the occurrence of an Insolvency Event with respect to TGC, all rights and licenses granted to TGC by CRI or CHOP shall terminate and revert to CRI or CHOP (as applicable). Thereafter, TGC shall have no further right or interest in, to or under any Intellectual Property of CRI or CHOP (as applicable) pursuant to this Agreement.

9.6.8 CRI/CHOP Participation Termination. In the event CRI’s or CHOP’s participation in the Development Program is terminated, (1) Articles 3, 4 and 6 shall no longer apply with respect to CRI or CHOP (as applicable) and (2) the licenses granted to CRI or CHOP (as applicable) under Article 5 shall terminate (without limiting the licenses and rights granted by CRI or CHOP (as applicable) under Article 5, which unless otherwise expressly stated in this Section 9.6 shall survive.

9.6.9 Know How. Pursuant to the other express provisions of this Article 9 regarding termination and/or survival of licenses, any licenses to Know How granted by a Party under Article 5 shall survive the expiration of the term of such license specified in Article 5 to the extent and so long as the licensed Party continues to utilize such Know How in accordance with the license to such Know How.

9.6.10 Except for a termination by IAVI pursuant to Section 9.4 (Termination for Cause) or Section 9.5 (Termination for Insolvency), the grant of licenses to TGC under Section 5 shall survive any such termination, subject to the payment of royalties as set forth in Section 4.3.1.

9.7 Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right which may have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, including damages arising from any breach under this Agreement or the Clinical Supply Agreement. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of this Agreement or the Clinical Supply Agreement.

9.8 Survival; Expiration of Development Program. Without limiting the express provisions of Sections 9.6 (Rights on and Effect of Termination) and 9.7 (Accrued Rights), the following articles and sections of this Agreement shall survive expiration or termination of this Agreement for any reason: Sections 3.8.3, 3.8.4 and 3.8.5, 7.1 (Ownership and Inventorship of Intellectual Property), 7.2 (Prosecution and Maintenance of TGC, CHOP or CRI Controlled Patents; Abandonment), 7.3 (Prosecution and Maintenance of Joint Patents; Abandonment), Article 8 (Confidentiality), Sections 9.5 (Termination for Insolvency), 9.6 (Rights on and Effect of Termination), 9.7 (Accrued Rights) and this Section 9.8, Articles 10 (Indemnification; Insurance; Limitation of Liability; excluding Section 10.5 Insurance), 11 (Governing Law; Dispute Resolution), and 12 (Miscellaneous).

*Confidential Treatment Requested.

ARTICLE 10

INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

10.1 Indemnification by IAVI. IAVI hereby agrees to save, defend, and hold the other Parties, their respective Affiliates, sublicensees, officers, directors, employees, consultants, representatives and agents (“IAVI Indemnitees”) harmless from and against any and all Losses caused by (i) the negligence or willful misconduct of, or failure to comply with Applicable Laws by, IAVI or any of its Affiliates, Outside Contractors, Contract Manufacturers (other than TGC, CHOP, CRI, or their respective Affiliates), or its directors, officers, agents, employees, representatives or consultants; (ii) the material breach by IAVI or any of its Affiliates of any provision of this Agreement; or (iii) the manufacture, use, sale, offer for sale or import of any product related to this Agreement; except to the extent such Losses are subject to an obligation by such IAVI Indemnitee under this Article 10.

10.2 Indemnification by TGC. TGC hereby agrees to save, defend, and hold the other Parties, their respective Affiliates, sublicensees, officers, directors, employees, consultants, representatives and agents (“TGC Indemnitees”) harmless from and against any and all Losses (i) the negligence or willful misconduct of, or failure to comply with Applicable Laws by, TGC or any of its Affiliates, Outside Contractors, Contract Manufacturers (other than IAVI, CHOP, CRI, or their respective Affiliates), or its directors, officers, agents, employees, representatives or consultants; (ii) the material breach by TGC or any of its Affiliates of any provision of this Agreement; or (iii) the manufacture, use, sale, offer for sale or import of any product related to this Agreement; except to the extent such Losses are subject to an obligation by such TGC Indemnitee under this Article 10.

10.3 Indemnification by CHOP. CHOP hereby agrees to save, defend, and hold the other Parties, their respective Affiliates, sublicensees, officers, directors, employees, consultants, representatives and agents (“CHOP Indemnitees”) harmless from and against any and all Losses caused by (i) the negligence or willful misconduct of, or failure to comply with Applicable Laws by, CHOP or any of its Affiliates, Outside Contractors, Contract Manufacturers (other than IAVI, TGC, CRI, or their respective Affiliates), or its directors, officers, agents, employees, representatives or consultants; or (ii) the material breach by CHOP or any of its Affiliates of any provision of this Agreement; except to the extent such Losses are subject to an obligation by such CHOP Indemnitee under this Article 10.

10.4 Indemnification by CRI. CRI hereby agrees to save, defend, and hold the other Parties, their respective Affiliates, sublicensees, officers, directors, employees, consultants, representatives and agents (“CRI Indemnitees”) harmless from and against any and all Losses caused by (i) the negligence or willful misconduct of, or failure to comply with Applicable Laws by, CRI or any of its Affiliates, Outside Contractors, Contract Manufacturers (other than IAVI, TGC, CHOP or their respective Affiliates), or its directors, officers, agents, employees, representatives or consultants; or (ii) the material breach by CRI or any of its Affiliates of any provision of this Agreement; except to the extent such Losses are subject to an obligation by such CRI Indemnitee under this Article 10.

10.5 Indemnification Procedure.

10.5.1 Each indemnified Party specified above in this Article 10 (the “Indemnitee”) agrees to give the indemnifying Party (the “Indemnitor”) prompt written notice of any Losses or discovery of fact upon which the Indemnitee intends to base a request for indemnification hereunder. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby.

10.5.2 The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee’s possession or control which relate to any Losses; provided, however, that if the Indemnitee defends or participates in the defense of any Losses, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in providing witnesses and records and other reasonable assistance necessary in the defense against any Losses at Indemnitor’s sole expense.

10.5.3 The Indemnitor shall have the right, by prompt notice to the Indemnitee, to assume direction and control of the defense of any Third Party claim forming the basis of such Losses, with counsel reasonably acceptable to the Indemnitee and at the sole cost of the Indemnitor, so long as (i) the Indemnitor shall promptly notify the Indemnitee in writing (but in no event more than thirty (30) days after the Indemnitor’s receipt of notice of the Third Party claim giving rise to indemnification hereunder), absent the development of facts that give the Indemnitor the right to claim indemnification from the Indemnitee and (ii) the Indemnitor diligently pursues the defense of the claim.

10.5.4 If the Indemnitor assumes the defense of the claim as provided in Section 10.5.3 above, the Indemnitee may participate in such defense with the Indemnitee’s own counsel who shall be retained at the Indemnitee’s sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to any material obligation, including injunctive relief or other relief (or loss of rights hereunder), the Indemnitor shall have the right, upon notice to the Indemnitee within five (5) days of receipt of the Indemnitee’s written denial of consent, to pay to the Indemnitee, or to a trust for its or the Third Party’s benefit, as shall be established at trial or by settlement, the full amount of the Indemnitor’s obligation under Section 10.1, 10.2, 10.3 or 10.4, as applicable, with respect to such proposed judgment or settlement, including all interest, costs or other charges relating thereto, together with all attorneys’ fees and expenses incurred to such date for which the Indemnitor is obligated under this Agreement, if any, at which time the Indemnitor’s rights and obligations with respect to the claim shall cease.

10.5.5 If the Indemnitor does not so assume the defense of such claim, the Indemnitee may conduct such defense with counsel of the Indemnitee’s choice but may not settle such case without the written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

10.5.6 Except to the extent expressly provided for in Section 10.5.5 above, the Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

10.5.7 Except as otherwise provided in this Section 10.5, the portion of costs and expenses, including reasonable fees and expenses of counsel, incurred by any Indemnitee under Section 10.5.5 in connection with any claim corresponding to the Indemnitor’s obligation under Section 10.1, 10.2, 10.3 or 10.4, as applicable, shall be reimbursed on a calendar quarter basis by the Indemnitor, for so long as the Indemnitee controls the defense of the claim, without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

10.6 Insurance.

10.6.1 TGC shall maintain general liability or similar insurance concerning TGC’s activities in connection with the Development Program with general aggregate limits of at least $[*], such limits of liability may be met by utilizing umbrella or excess liability limits, during the Development Program (prior to any commercial launch of an IAVI Vaccine as to which royalties would be payable to IAVI hereunder) and of at least $[*] following any commercial launch of such an IAVI Vaccine, and during the period IAVI Vaccine remains on the market and subject to a royalty obligation hereunder. TGC shall maintain product liability insurance with coverage of at least $[*] per occurrence and $[*] annual aggregate limit and TGC shall maintain at least the statutory minimum levels of product liability insurance for international trials with IAVI Vaccine, including satisfaction of specific in-country insurance where required by law. TGC shall name IAVI and CHOP, and CRI so long as it is party to this Agreement, as additional insured parties with respect to product liability insurance for IAVI clinical trials of any IAVI Vaccine. TGC shall provide CRI, CHOP and IAVI with a certificate of insurance evidencing such coverage.

10.6.2 IAVI shall maintain product liability insurance with coverage of at least $[*] for each occurrence and $[*] annual aggregate limit for domestic trials. IAVI shall name TGC and CHOP, and CRI so long as it is party to this Agreement, as additional insured parties with respect to product liability insurance for IAVI clinical trials of any IAVI Vaccine. IAVI shall provide CRI, CHOP and TGC with a certificate of insurance evidencing such coverage.

10.7 Limitation of Liability; Remedies Cumulative.

10.7.1 EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, REGARDLESS OF WHETHER OR NOT AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

*Confidential Treatment Requested.

10.7.2 THE REMEDIES PROVIDED IN THIS AGREEMENT ARE CUMULATIVE AND NOT EXCLUSIVE OR IN LIMITATION OF ANY OTHER REMEDY AVAILABLE UNDER THIS AGREEMENT OR AT LAW OR IN EQUITY. ACCORDINGLY, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, A REMEDY PROVIDED IN THIS AGREEMENT AS AVAILABLE TO TGC, CRI, CHOP OR IAVI IS NOT INTENDED AS AN EXCLUSIVE REMEDY.

ARTICLE 11

GOVERNING LAW; DISPUTE RESOLUTION

11.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without reference to or giving effect to its conflicts of laws rules or principles.

11.2 Dispute Resolution. If the Parties are unable to resolve a dispute among them informally, any Party, by written notice to the other Parties, may have such dispute referred to their respective executive officers designated for attempted resolution by good faith negotiations (each, a “Responsible Executive”).

For IAVI:    General Counsel

For CRI:     General Counsel

For CHOP: General Counsel

For TGC:    Chief Executive Officer of TGC

Any such dispute shall be submitted to the Responsible Executives no later than thirty (30) days following such request by a Party. In the event the Responsible Executives are not able to resolve any such dispute within thirty (30) days after submission of the dispute to such Responsible Executives, a Party may pursue whatever measures legally available to resolve such dispute. All negotiations pursuant to this Section 11.2 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

ARTICLE 12

MISCELLANEOUS

12.1 Assignment.

12.1.1 A Party may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed, except that a Party may assign or otherwise transfer its rights or obligations in whole or in part without such consent (i) to an Affiliate of such Party, provided that no such assignment shall relieve any Party as the primary obligor hereunder, or (ii) to a Third Party in connection with the merger, consolidation, or sale of such Party or substantially all of the assets of the assigning Party, or reorganization affecting substantially all of the assets or voting control of the assigning Party.

12.1.2 This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.2 Force Majeure. No Party shall lose any rights hereunder or be liable to the other Parties for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, raw material shortage, terrorism or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure shall promptly notify the other Parties in writing setting forth the nature of such force majeure, shall use Reasonable Efforts to eliminate, remedy or overcome such force majeure and shall resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure ceases.

12.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4 Governmental Approvals and Filing of Agreement. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with Applicable Laws, such Party may do so. In such situation, the Party making such filing or registration will request confidential treatment of sensitive provisions of this Agreement. Each Party shall provide to the others a draft of any copy of this Agreement or any excerpt hereof or thereof proposed to be filed with any Governmental Authority to the other Parties and their counsel as far as possible in advance of release thereof and in sufficient time for review of such documents by the other Parties and their counsel. In the event any Party objects to any such draft, the applicable document will be modified to such Party’s reasonable satisfaction to the extent permitted by Applicable Laws.

12.5 Notices. All notices required or permitted to be given under this Agreement or the Clinical Supply Agreement, including, without limitation all invoices provided by CRI, CHOP or TGC to IAVI, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

TARGETED GENETICS CORPORATION	with a copy (other than for invoices) to:
1100 Olive Way, Suite 100	Morrison Forester LLP
Seattle, WA 98101	425 Market Street
Attention: Chief Executive Officer	San Francisco, California 94105
FAX: 206-623-7064	Attention: Jonathan Dickstein
FAX: 415-268-7522

INTERNATIONAL AIDS VACCINE	with a copy (other than for invoices) to:
INITIATIVE, INC.	General Counsel
110 William Street, 27th Floor	110 William Street, 27th Floor
New York, New York 10038	New York, New York 10038
Attention: President	FAX: 212-847-1112
FAX: 212-847-1112

CHILDREN’S RESEARCH INSTITUTE	with a copy to:
700 CRI Drive	General Counsel
Columbus, Ohio 43205	CRI Hospital
Attention: Dan Mann	700 CRI Drive
Vice President, Children’s Research	Columbus, Ohio 43205
Institute	Attention: Rhonda Comer
FAX: 614-722-2716	FAX: 614-722-3945

THE CHILDREN’S HOSPITAL OF PHILADELPHIA	with a copy to:
34th Street & Civic Center Blvd.	Office of the General Counsel
Philadelphia, PA 19104	The Children’s Hospital of Philadelphia
Attention: Phillip R. Johnson, MD	34th Street & Civic Center Blvd
Fax: 267-426-0363	Abramson Bldg.
Philadelphia, PA 19104
Attention: Richard Dashefsky, Esq.
Fax: 267-426-6128

The date of receipt of any notice given under this Agreement, including, without limitation any invoice provided by CRI, CHOP or TGC to IAVI, shall be deemed to be the date given if delivered personally or by facsimile transmission receipt verified, seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and two (2) days after the date sent if sent by express courier service.

12.6 Waiver. No failure of any Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right. A valid waiver must be in writing and signed by the waiving Party.

12.7 Disclaimer of Agency. The relationship between the Parties established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give any Party the power to direct or control any activities of the other not expressly specified in this Agreement, (ii) constitute the Parties as the legal representative or agent of the other Parties or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow any Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of any other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

12.8 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

12.9 Entire Agreement; Amendment. This Agreement and the Clinical Supply Agreement, including all schedules and exhibits attached hereto and thereto, which are hereby incorporated herein or therein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between all of the Parties with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between all of the Parties with respect to the subject matter hereof, including the Initial Agreement which is hereby superseded and replaced in its entirety with effect from the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between all of the Parties with respect to the subject matter hereof other than as set forth herein or therein. No alteration, modification, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of all the Parties.

12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

CHILDREN’S RESEARCH INSTITUTE
By:	/s/ Daniel R. Mann	Date: June 20, 2006
Name: Daniel R. Mann
Title: Vice President

THE CHILDREN’S HOSPITAL OF PHILADELPHIA
By:	/s/ Philip R. Johnson, M.D.	Date: June 20, 2006
Name: Philip R. Johnson, M.D.
Title: Chief Scientific Officer

INTERNATIONAL AIDS VACCINE INITIATIVE
By:	/s/ Seth F. Berkley, M.D.	Date: June 22, 2006
Name: Seth F. Berkley, M.D.
Title: President and Chief Executive Officer

TARGETED GENETICS CORPORATION
By:	/s/ H. Stewart Parker	Date: June 20, 2006
Name: H. Stewart Parker
Title: President and CEO

Acknowledged with respect to Section 3.4.2(i)

/s/ Philip R. Johnson, M.D.
Dr. Philip R. Johnson
Date: June 20, 2006

ATTACHMENT A

DEVELOPING WORLD

Countries with Low-income economies:

Afghanistan	Guinea	Nicaragua
Bangladesh	Guinea-Bissau	Niger
Benin	Haiti	Nigeria
Bhutan	India	Pakistan
Burkina Faso		Rwanda
Burundi	Kenya	São Tomé and Principe
Cambodia	Korea, Dem Rep.	Senegal
Cameroon	Kyrgyz Republic	Sierra Leone
Central African Republic	Lao PDR	Solomon Islands
Chad	Lesotho	Somalia
	Liberia	Sudan
	Madagascar	Tajikistan
	Malawi	Tanzania
Comoros	Mali	Timor-Leste
Congo, Dem. Rep.	Mauritania	Togo
Congo, Rep.	Moldova	Uganda
Côte d’Ivoire	Mongolia	Uzbekistan
Eritrea	Mozambique	Vietnam
Ethiopia	Myanmar	Yemen, Rep.
Gambia, The		Zambia
Ghana	Nepal	Zimbabwe

Countries with Lower-middle-income economies

Albania	El Salvador	Peru
Algeria	Fiji	Philippines
Angola	Georgia	Romania
Armenia	Guatemala	Samoa
Azerbaijan	Guyana	Serbia & Montenegro
Belarus	Iran, Islamic Rep.	Sri Lanka
Bolivia	Iraq	Suriname
Bosnia and Herzegovina	Jamaica	Swaziland
Brazil	Jordon	Syrian Arab Republic
Bulgaria	Kazakhstan	Thailand
Cape Verde	Kiribati	Tonga
China	Macedonia, FYR	Tunisia
Colombia	Maldives	Turkmenistan
Cuba	Marshall Islands	Ukraine
Djibouti	Micronesia, fed. Sts.	Vanuatu
Dominican Republic	Morocco	West Bank and Gaza
Ecuador	Namibia
Egypt, Arab Rep.	Paraguay
Turkmenistan
Ukraine
Vanuatu
West Bank and Gaza

Countries with Upper-middle-income economies

American Samoa	Grenada	Poland
Antigua and Barbuda	Hungary	Russian Federation
Argentina	Latvia	Seychelles
Barbados	Lebanon	Slovak Republic
Belize	Libya	South Africa
Botswana	Lithuania
Chile	Malaysia	St. Kitts and Nevis
Costa Rica	Mauritius	St. Lucia
Croatia	Mayotte	St. Vincent & the Grenadines
Czech Republic	Mexico	Trinidad and Tobago
Dominica	Northern Mariana Islands	Turkey
Equitorial Guinea	Oman	Uruguay
Estonia	Palau	Venezuela, RB
Gabon	Panama

ATTACHMENT B

WORK PLAN AND BUDGET

CONFIDENTIAL

[*]

Work Plan 2006: Activities, Development Overview, Budget

Author(s): [*]
IAVI
Targeted Genetics
CHOP

Written:

Version #	Reason for change	Date (dd/mmm/yy)
1		[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]

Approval:

Approved by	Date (dd/mmm/yy)	Signature
[*]	[*]	[*]
[*]
[*]		See Contract

*Confidential Treatment Requested.

p1 of 10

CONFIDENTIAL
OBJECTIVES

Goal
The goal of this project is the development of [*]through the conduct of the [*]

Objectives of 2006
•	Complete [*].
•	Complete [*].
•	Complete [*].
•	[*].
•	[*]
•	Complete [*]
•	Complete [*]
•	Complete [*]
•	Support [*]
•	Preparation of [*]
•	[*]
•	[*]
•	Prepare [*]

ACTIVITIES

A.	[*]

1.	[*]

2.	[*]

3.	[*]

*Confidential Treatment Requested.

p2 of 10

CONFIDENTIAL

Process Development

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
1	[*]	[*]	Complete [*]	TGC: - Support in conducting [*] - [*] - [*]
2	[*]	[*]	[*]	TGC: Assess [*]

*Confidential Treatment Requested.

p3 of 10

CONFIDENTIAL
4.	[*], including [*]
   Description of Activities

Quality

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
3	[*]	[*]	[*]	TGC: - Complete [*] - Development of [*] assays.
4	[*]	[*]	[*]	TGC: - Maintain [*] - Maintain [*]
5	[*]	[*]		IAVI

5.	Produce and release [*]

Quality

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
6	[*]	[*]	Manufacture [*].	TGC: - [*]
7	[*]	[*]	Release of [*]	TGC: - [*]and [*] - Contract testing costs. - [*]
8	[*]	[*]	Product fill and release.	TGC: - Manage [*] and [*]at a [*] - Test [*]
9	[*]	[*]	[*]	[*]
10	[*]	[*]	[*]	[*]

B.	[*]

1.	[*]

Preclinical

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
11	[*]	[*]	Complete [*]	TGC: - [*] - [*] - [*]
12	[*]	[*]	Test [*]	CHOP - [*]
13	[*]	[*]		IAVI - [*]
14	[*]	[*]	Develop in [*]	IAVI - [*]

*Confidential Treatment Requested.

p4 of 10

CONFIDENTIAL

2.	CHOP/CCRI personnel charges

Science /NHP charges

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
15	[*]	[*]		- CHOP/CCRI [*]

C.	[*]
1.	[*]
2.	[*]

Regulatory

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
16	[*]	[*]	[*]	IAVI [*]
17	[*]	[*]	[*]	TGC: - [*] - Meet with [*] in [*] - Travel and expenses for [*]

D.	[*]

1.	[*]
  a.  [*]

Clinic

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
18	[*]	[*]	[*]	TGC: - [*] - [*] - [*] - [*]
19	[*]	[*]	[*]	TGC
20	[*]	[*]	[*]	IAVI
21	[*]	[*]	[*]	IAVI: [*]
22	[*]	[*]	[*]	IAVI [*]

*Confidential Treatment Requested.

p5 of 10

CONFIDENTIAL

2.	[*]
[*]

Clinical Immunology

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
23	[*]	Q4	[*]	IAVI: - [*]

*Confidential Treatment Requested.

p6 of 10

CONFIDENTIAL

E.	[*]
[*]

Project Management

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
24	[*]	[*]	[*]	IAVI: [*]
25	[*]	[*]	[*]	TGC: [*]

*Confidential Treatment Requested.

p7 of 10

CONFIDENTIAL

BUDGET

Targeted Genetics Corporation

[*]	The project has received funds for the first two quarters.
[*]
[*]
	Actual data	projected budget	projected budget	projected budget

[*]	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
[*]	$[*]	$[*]	$[*]	$[*]	$[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	$[*]	$[*]	$[*]	$[*]	$[*]

[*]	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
[*]	$[*]	$[*]	$[*]	[*]	$[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	$[*]	$[*]	$[*]	$[*]	$[*]

[*]	$[*]	$[*]	$[*]	$[*]	$[*]

*Confidential Treatment Requested.

p8 of 10

-To be confirmed by regulatory agencies is whether [*] is required for [*]

*Note: [*] associated with [*] are [*] until approval is received from [*]

[*] activity line items (budget in BOLD)

[*]

This Work Plan is funded with monies from the [*] International [*]. The provisions in Attachment F to the Agreement, entitled "[*] Standard [*]", shall apply to this Work Plan with the same force and effect as if they were attached herein.

[*]

*Confidential Treatment Requested.

p9 of 10

CONFIDENTIAL

[*]

*Confidential Treatment Requested.

p10 of 10

CONFIDENTIAL

[*]

Work Plan 2006: Activities, Development Overview, Budget

Author(s): [*]
[*]

Written:

Version #	Reason for change	Date (dd/mmm/yy)
1		[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]

Approval:

Approved by	Date (dd/mmm/yy)	Signature
[*]	[*]	[*]
[*]
[*]		[*]

*Confidential Treatment Requested.

p1 of 8

CONFIDENTIAL

OBJECTIVES

Goal
The goal of this project is the development of [*]

Objectives of 2006
•	Complete [*]
•	Continue [*]
•	Support [*]

ACTIVITIES

A.	[*]

The design of the [*] will be undertaken for this vaccine candidate

1.	[*]

2.	[*]

3.	[*]

4.	[*]

Quality

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
1	[*]	[*]	[*]	TGC: - [*] - [*]
2	QA	Q1-Q4		IAVI

5.	[*]

Quality

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
3	[*]	[*]	[*]	IAVI - [*]
4	[*]	[*]	[*]	IAVI [*]
5	[*]	[*]	[*]	IAVI [*]
6	[*]	[*]	[*]	IAVI - [*]

*Confidential Treatment Requested.
p2 of 8

CONFIDENTIAL

B.	[*]

1.	[*]

NHP

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
7	[*]		[*]	- CCRI [*]
8	[*]		[*]	- CCRI [*]
9	[*]		[*]	- [*]
10	[*]			- CCRI/CHOP [*]

C.	[*]

[*]

1.	[*]

Regulatory

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
11	[*]	[*]	[*]	IAVI [*]
12	[*]	[*]	[*]	IAVI [*]

Note: [*]

*Confidential Treatment Requested.

p3 of 8

CONFIDENTIAL

D.	[*]

1.	Conduct [*]
a.	Complete [*]

Clinic

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
13	[*]	[*]	[*]	TGC: - [*] - [*]
14	[*]	[*]	[*]	IAVI: - [*]
15	[*]	[*]	[*]	IAVI: - [*]
16	[*]	[*]	[*]	IAVI: - [*]
17	[*]	[*]	[*]	IAVI: - [*]
18	[*]	[*]	[*]	IAVI: - [*]
19	[*]			IAVI: [*]
20	[*]			IAVI: [*]
21	[*]	[*]

*Confidential Treatment Requested.

p4 of 8

CONFIDENTIAL

b.	[*]

Clinic

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
22	[*]	[*]	[*]	TGC: - [*] - [*] - [*]
23	[*]	[*]	[*]	IAVI: - [*]
24	[*]	[*]	[*]	IAVI: - [*]
25	[*]	[*]	[*]	IAVI: - [*]
26	[*]	[*]	[*]	IAVI: - [*]
27	[*]	[*]	[*]	IAVI: - [*]
28	[*]
29	[*]	[*]		IAVI ([*])

*Confidential Treatment Requested.

p5 of 8

CONFIDENTIAL

2.	[*]

[*]

Clinical Immunology

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
30	[*]	[*]	[*]	IAVI: - [*]
31	[*]	[*]		IAVI - [*]
32	[*]	[*]		IAVI - [*]

*Confidential Treatment Requested.

p6 of 8

CONFIDENTIAL

E.	[*]

Provide [*]

1.	[*]

Project Management

Activity Number	Activity	Start- Finish	Goal	By Whom / Deliverables
33	[*]	[*]	[*]	IAVI: - [*]
34	[*]	[*]	[*]	TGC: - [*]
35	[*]	[*]		CHOP Estimated Cost: $[*]

BUDGET

TGC - [*]
CHOP/CCRI - [*]

[*] Funding

This Work Plan is [*]. The provisions in Attachment F to the Agreement, entitled "[*]", shall apply to this Work Plan with the same force and effect as if they were attached herein.

*Confidential Treatment Requested.

p7 of 8

CONFIDENTIAL

[*]
[*]

*Confidential Treatment Requested.

p8 of 8

ATTACHMENT C

CLINICAL SUPPLY AGREEMENT, DATED DECEMBER 24, 2003, BY AND
AMONG IAVI AND THE COMPANY

[Previously filed (with confidential treatment granted with respect to certain portions) with the Securities and Exchange Commission as Attachment E to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on January 12, 2004].

ATTACHMENT D

TGC ACCOUNTING DETAILS

All TGC accounting and budgeting under this agreement as reflected in annual budgets, quarterly expenditure reports and all other financial tools and instruments will be done based on work activity, using Generally Accepted Accounting Principles, following [*]. TGC will invoice IAVI for [*], as performed in accordance with the approved Work Plan, [*]. Additionally, IAVI will reimburse TGC for those [*] as set forth in the Work Plan and Budget on an [*]. The [*] (FTE Rate) shall be calculated at the beginning of each project year based on [*]. The [*] shall be reviewed and approved by IAVI prior to the commencement of each new project year. The Work Plan may be amended by mutual written consent of the parties in accordance with Section 3.5.4.

All quarterly expenditure reports will be presented in a format substantially consistent with the format set forth in the Work Plan and Budget. For both budgeting and billing purposes, the [*], agreed to in advance, shall be used for each FTE budgeted and expended. If IAVI requests [*])[*] agrees to [*] TGC and IAVI agree that the fixed FTE Rate shall be [*] and agree that the [*] shall be at a [*] for each manufacturing room IAVI uses within the TGC manufacturing facility. IAVI shall be responsible for coordinating all work activities it subcontracts to third parties. If IAVI requests TGC to coordinate subcontracted activities, TGC shall invoice IAVI a [*] on such subcontracted costs as a [*].

*Confidential Treatment Requested.

ATTACHMENT E
TGC CONTROLLED PATENTS, CRI PATENTS AND CHOP PATENTS -
RELEVANT TO PROGRAM

ATTACHMENT F
USAID STANDARD PROVISIONS

Supplementary Provisions:
Standard U.S. Government Requirements

Contractor shall comply with the standard U.S. Government requirements specified in this Appendix.

1. Applicability of 22 CFR Part 226
2. Reimbursable Costs
3. Indirect Costs
4. Accounting Systems and Records
5. Payment Advances and Refunds
6. Debarment
7. Probity
8. Disclaimers and Approvals
9. Procurement of Goods and Services
10. Equipment
11. Travel and Transportation
12. Human Subjects Research
13. Animal Welfare
14. Worker’s Compensation Insurance
15. Nondiscrimination
16. Real Property
17. Clean/Air Water
18. Communication Products
19. Investment Promotion
20. Organizations Eligible for Assistance
21. Condoms
22. Prohibition on the Promotion or Advocacy of the Legalization or  Practice of Prostitution or Sex Trafficking

The following are the principal standard federal requirements applicable to the performance of both parties’ responsibilities under this Agreement (in addition and without prejudice to the other provisions of this Agreement):

(1)	Applicability of 22 CFR Part 226. This provision is only applicable to agreements awarded to U.S. organizations.

All provisions of 22 CFR Part 226 are applicable to this agreement.

(2)	Reimbursable Costs. This Provision is only applicable to cost reimbursement contracts.

To be reimbursable under this Agreement, costs must comply with the applicable cost principles. For educational institutions, use OMB Circular A-21; for all other non-profit organizations, use OMB Circular A-122; and for profit making firms, use Federal Acquisition Regulation 31.2 (see below). Requirements include the following, without limitation: direct costs must be necessary and incurred specifically for the Services; verifiable from the books and records of Contractor, as applicable, and supported by source documentation; allocable to this Agreement; reasonable in nature and amount; and allowable. To facilitate monitoring of charges under this Agreement, once each year, IAVI may provide Contractor with a USAID compliance form which Contractor agrees to fill out completely and accurately and return promptly to IAVI for review and consultation as appropriate.

(3)	Indirect Costs. This Provision is only applicable to cost reimbursement contracts.

Unless predetermined indirect cost rates are included in the approved budget for this Agreement (or each Task Order, when applicable), funding from USAID will only be used for reimbursable direct costs.

(4)	Accounting Systems, Records and Audits. This Provision is only applicable to cost reimbursement contracts.

Contractor shall maintain books, records, documents and other evidence in accordance with generally accepted and recognized accounting procedures. Contractor shall preserve and make available its accounting records and documents for examination and audit by IAVI, USAID and the Comptroller General of the United States, or any of their duly authorized representatives: (a) until the expiration of three years from the termination of this Agreement; (b) for such longer period, if any, as is required to complete an audit to resolve all questions concerning expenditures unless written approval has been obtained from USAID to dispose of the records; and (c) if any litigation, claim, or audit is started before the expiration of the three year period, the records shall be retained until all litigation, claims, or audit findings involving the records have been resolved. Contractor agrees to make available any further information requested by either IAVI or USAID with respect to any questions arising as a result of the aforementioned audit. U.S. organizations are also subject to the audit requirements of 22 CFR 226.26 (Non-Federal Audits).

(5)
Payment Advances and Refunds. If Contractor receives advance payments under this Agreement, Contractor shall maintain advances in interest bearing accounts unless: 1) Contractor receives less than $120,000 in U.S. Government awards per year; or 2) the best interest bearing account would not be expected to earn more than $250 in interest each year; or 3) the bank would require an unreasonable average or minimum balance so as to make it impractical to do so. Interest earned in excess of $250 per year must be refunded to IAVI. In addition, funds advanced to Contractor but not expended by the end of the Agreement or not expended in accordance with the terms of this Agreement must be refunded to IAVI.

(6)
Debarment. Contractor certifies that neither it nor its principals is presently excluded or disqualified or proposed for exclusion or disqualification from participation in this Agreement by any U.S. Federal department or agency (see the U.S. Government’s Excluded Parties List at http://epls.arnet.gov). Furthermore, Contractor agrees that it will not enter into a subcontract or subaward with a disqualified or excluded party on this list.

(7)	Probity.

(a) Contractor represents and warrants that (i) to the best of its knowledge and belief, no IAVI employee, officer, or agent, or member of his/her immediate family, his or her partner, or an organization which is about to employ any of the foregoing, has a financial interest in Contractor; and (ii) no officer, employee or agent of IAVI has solicited or accepted gratuities, favors, or anything of monetary value from Contractor.

(b) U.S. Executive Orders and U.S. law prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of Contractor to ensure compliance with these Executive Orders and laws in the conduct of its own activities. Contractor is required to obtain the updated lists at the time of procurement of goods or services. The updated lists are available at: http://treasury.gov/offices/enforcement/ofac/sanctions/terrorism.htm and http://www.un.org/Docs/sc/committees/1267. This provision must be included in all contracts, subcontracts or subawards awarded hereunder.

(8)
Disclaimers and Approvals. Contractor agrees that USAID will not assume liability for third party claims for damages arising out of this Agreement and that Contractor will have no relationship with USAID solely because of this Agreement.

(9)	Procurement of Goods and Services.

(a) Procurements of goods and services pursuant to this Agreement shall be conducted in accordance with sound commercial practices and the USAID Standard Provisions “USAID Eligibility Rules for Goods and Services (April 1998)” and shall be supported by original invoices or other appropriate supporting documentation. The text of this policy is available on USAID’s website (see below).

(b) Goods on USAID’s list of ineligible items (military equipment, surveillance equipment, equipment to support police or law enforcement activities, abortion equipment, luxury goods, gambling equipment, and weather modification equipment) may not be financed. Goods on USAID’s list of restricted items (agricultural equipment, pesticides, fertilizers, U.S. government-owned excess property, used equipment, pharmaceuticals, including HIV Test kits, motor vehicles) may only be financed with IAVI’s written approval.

(c) Other Goods and services may be procured from any country except the following Foreign Policy Restricted Countries: Cuba, Iran, Laos, North Korea, or Syria. Goods may not be procured from firms on the U.S. government’s Excluded Parties List (see “http://epls.arnet.gov”). For purposes of the preceding sentence, “procured from” includes supplier nationality (for goods and services) and goods’ source and origin.

(10)
Equipment. This provision is applicable when the purchase of equipment is authorized under this Agreement. Unless indicated otherwise in the schedule of this Agreement, title to all equipment purchased with funds provided hereunder shall belong to IAVI.

(11)
Travel and Transportation. This provision is applicable when international travel is authorized under this Agreement. Unless included in the approved budget for this Agreement, no funds may be expended for international travel without IAVI’s written approval. Expenditures of funds provided under this Agreement (i) for transportation of goods or travel of personnel overseas shall be subject to the USAID Standard Provision, “International Air Travel and Transportation (JUNE 1999),” and (ii) for shipments of goods by sea shall be subject to the USAID Standard Provision, “Ocean Shipment of Goods (JUNE 1999).” The text of these provisions is available on USAID’s website (see below).

(12)
Human Subjects Research.  This provision is applicable when human subjects research is conducted pursuant to this Agreement. Contractor agrees to comply with USAID policies, to the extent applicable, including without limitation the Common Federal Policy for the Protection of Human Subjects (implemented by USAID at 22 CFR Part 225); the “Procedures for Protection of Human Subjects in Research Supported by USAID”; and the USAID Standard Provision entitled “Protection of the Individual as a Research Subject (APRIL 1998).” The texts of these policies are available on USAID’s website (see below.)

(13)
Animal Welfare. This provision is applicable when research involving laboratory animals is conducted pursuant to this Agreement. Contractor agrees to work with IAVI to ensure compliance with USAID policies to the extent applicable, as referenced in the USAID Standard Provision entitled “Care of Laboratory Animals (NOVEMBER 1985)”. The text of this policy is available on USAID’s website (see below).

(14)
Worker’s Compensation Insurance. The provision is applicable to U.S. based contractors who will perform work hereunder outside the United States. Pursuant to 22 CFR Part 226, Appendix A, Contractor agrees to provide worker’s compensation insurance to all persons employed outside the U.S. who are U.S. citizens or residents. Contractor agrees to provide insurance required by applicable law to all persons employed outside the U.S. who are not U.S. citizens or residents

(15)
Nondiscrimination. This provision is applicable when work under this Agreement will be performed in the United States or when employees are recruited in the United States. No U.S. citizen or legal resident will be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any activity funded under this Agreement on the basis of race, color, national origin, age, handicap or sex.

(16)
Real Property. Funding may not be used under this Agreement to construct, alter, repair or improve real property without IAVI’s advance written approval, which [approval] may be subject to additional USAID requirements.

(17)
Clean Air/Water. This provision is applicable to contracts in excess of $100,000 to be performed in the United States. Contractor agrees to comply with all applicable standards, orders or regulations pursuant to the Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act as amended (33 U.S.C. 1251 et seq.) Violations are to be reported to IAVI.

(18)	Communications Products. This provision is applicable if publications or videos are produced with funds provided under this Agreement.

(a) Any materials publicizing or resulting from this Agreement must include acknowledgement of U.S. Government funding provided through IAVI using the following language: “This (publication, video, or other information/media product (specify)) was made possible through support by the U.S. Agency for International Development.” In addition, the following text must be added, unless, exempted, in writing by IAVI: “The opinions, findings, and conclusions or recommendations expressed herein are those of the author(s) and do not necessarily reflect the view of the U.S. Agency for International Development.”

(b) Advance approval must be obtained from IAVI when funds are used under this Agreement to produce publications or videos that (i) will cost over $25,000 to prepare and execute; or (ii) will be sent to or likely be seen by members of the U.S. Congress; or (iii) will have more than 50% of its copies distributed in the United States.

(19)
Investment Promotion. No funds or other support provided under this Agreement may be used by Contractor for an activity which: (a) will involve the relocation or expansion outside the United States of any of Contractor’s U.S.-based activities, if such relocation or expansion will replace some or all of the U.S. production and reduces the number of employees at that U.S. location; (b) would establish an export processing zone or designated area in a foreign country where the labor, environmental, tax, tariff, and safety laws of the country would not apply; or (3) contributes to the violation of internationally recognized rights of workers in the recipient country. The Contractor shall include this provision in any subcontracts or subawards under this Agreement.

(20)
Organizations Eligible for Assistance. If Contractor is otherwise eligible to receive funds under this Agreement to prevent, treat, or monitor HIV/AIDS, Contractor shall not be required to endorse or utilize a multisectoral approach to combating HIV/AIDS or to endorse, utilize, or participate in a prevention method or treatment program to which Contractor has a religious or moral objection. The Contractor shall include this provision in any subcontracts or subawards under this Agreement.

(21)
Condoms. If information is provided under this Agreement about the use of condoms, the information shall be medically accurate and shall include the public health benefits and failure rates of such use and shall be consistent with USAID’s fact sheet entitled “USAID: HIV/STI Prevention and Condoms”. This fact sheet may be accessed at: http://www.usaid.gov/our_work/global_health/aids/TechAreas/prevention/condomfactsheet.html.”

(22)
Prohibition on the Promotion or Advocacy of the Legalization or Practice of Prostitution or Sex Trafficking. None of the funds made available under this Agreement may be used by Contractor to promote or advocate the legalization or practice of prostitution or sex trafficking. The funds made available under this Agreement may be used by Contractor to provide palliative care, treatment, or post-exposure pharmaceutical prophylaxis, and necessary pharmaceuticals and commodities, including test kits, condoms, and, when proven effective, microbicides, if applicable under this Agreement. For the purposes of this provision, “sex trafficking” means the recruitment, harboring, transportation, provision, or obtaining of a person for the purpose of a commercial sex act. The Contractor shall include this provision in any subcontracts or subawards under this Agreement.

The text of the Standard Provisions and other regulations that are referenced above is available at the following websites. IAVI will provide a copy upon request.

22 CFR Part 226 - http://www.access.gpo.gov/nara/cfr/waisidx_02/22cfr226_02.html
OMB Circular A-122 http://www.whitehouse.gov/omb/circulars/a122/a122_2004.html
OMB Circular A-21 http://www.whitehouse.gov/omb/circulars/a021/a21_2004.html
FAR Part 31.2 http://www.arnet.gov/far/current/html/Subpart%2031_2.html#wp1095552
USAID Standard Provisions for US Organizations http://www.usaid.gov/policy/ads/300/303maa.pdf
USAID Standard Provisions for non-US Organizations http://www.usaid.gov/policy/ads/300/303mab.pdf